                                                                    EXHIBIT 99.2

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESTATEMENT

     Subsequent to the issuance of our financial statements for the first three quarters of 2002, we determined that we had incorrectly calculated the amount of hedge ineffectiveness for 2001 and the first three quarters of 2002 for hedging instruments entered into prior to the adoption of SFAS No. 133. These hedging instruments included long-term forward contracts for the sale of power in the California market through December 2006. The amount of hedge ineffectiveness for these forward contracts was calculated using the trade date. However, the proper date for the hedge ineffectiveness calculation is hedge inception, which for these contracts was deemed to be January 1, 2001, concurrent with the adoption of SFAS No. 133. This restatement in accounting for hedge ineffectiveness resulted in a reduction of revenues of $1.1 million ($0.7 million after-tax) for the three months ended March 31, 2002. A summary of the principal effects of the restatement for the three months ended March 31, 2002 is set forth in note 1 to our interim financial statements. The following discussion and analysis has been modified for the restatement.

OVERVIEW

     We provide electricity and energy services with a focus on the competitive retail and wholesale segments of the electric power industry in the United States. We have built a portfolio of electric power generation facilities, through a combination of acquisitions and development that are not subject to traditional cost-based regulation; therefore, we can generally sell electricity at prices determined by the market, subject to regulatory limitations. We trade and market electricity, natural gas, natural gas transportation capacity and other energy-related commodities. We also optimize our physical assets and provide risk management services for our asset portfolio. In March 2003, we decided to exit our proprietary trading activities and liquidate, to the extent practicable, our proprietary positions. Although we are exiting the proprietary trading business, we have existing positions, which will be closed as economically feasible or in accordance with their terms. We will continue to engage in hedging activities and commercial transactions related to our electric generating facilities, pipeline storage positions and fuel positions of our wholesale energy segment and energy supply costs related to our retail energy segment.

     In this section we discuss our results of operations on a consolidated basis and on a segment basis for each of our financial reporting segments. We also discuss our financial condition. Our segments include retail energy, wholesale energy and other operations. For segment reporting information, see note 17 to our interim financial statements.

     In February 2002, we acquired all of the outstanding shares of common stock of Orion Power for an aggregate purchase price of $2.9 billion and we assumed $2.4 billion in debt obligations. For additional information regarding our acquisition of Orion Power, see note 6 to our interim financial statements.

     During the first quarter of 2003, the following factors, among others, continued to negatively impact our business:

     - narrowing of the spark spread (difference between power prices and natural gas fuel costs) in most regions of the United States in which we operate generation facilities;

     - market contraction;

     - reduced liquidity in the United States power markets; and

     - our credit ratings continuing to be below investment grade as rated by each of the major rating agencies.

     We expect these weak conditions to persist through 2003. However, in the next few years we anticipate that supply surpluses will begin to tighten, regulatory intervention will become more balanced and as a result prices will improve for electric energy, capacity and ancillary services. This view is consistent with our fundamental belief that long run market prices must reach levels sufficient to support an adequate rate of return on the construction of new generation. However, if in the long term the current weak environment persists, we could have significant impairments of our property, plant and equipment and goodwill which, in turn, could have a material adverse effect on our results of operations.

     In addition, our operations are impacted by changes in commodities other than electric energy, in particular by changes in natural gas prices. During the three months ended March 31, 2003, there continued to be significant volatility in the natural gas market. As a result, we realized a trading loss related to certain of our natural gas trading positions of approximately $80 million pre-tax during the three months ended March 31, 2003. Our wholesale energy segment's results from its unhedged coal-fired generation capacity in the Mid-Atlantic region are impacted by natural gas prices as electric energy prices are affected by changes in natural gas prices and coal prices are substantially uncorrelated to gas prices. In addition, we can optimize the fuel costs of our dual fuel generating assets by running the most cost-efficient fuel. Our retail energy segment can also be impacted by changes in natural gas prices. The PUCT's regulations allow an affiliated retail electric provider to adjust the wholesale energy supply cost component or "fuel factor," included in its price to beat based on a percentage change in the forward price of natural gas and purchased energy. An affiliated retail electric provider may request that its price to beat fuel factor be adjusted twice a year. We cannot estimate with any certainty the magnitude and timing of future adjustments required, if any, or the impact of such adjustments on our headroom (difference between the price to beat and the sum of (a) the charges, fees and transportation and distribution utility rates approved by the PUCT and (b) the price paid for electricity to serve price to beat customers). For additional information regarding adjustments to our price to beat fuel factor, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- EBIT by Business Segment." To the extent there are future changes in natural gas prices, our results of operations, financial condition and cash flows will be affected.

     In February 2003, we signed an agreement to sell our European energy operations to Nuon, a Netherlands-based electricity distributor. We recognized an estimated loss on disposition of $384 million for the three months ended March 31, 2003 in connection with the anticipated sale. We do not anticipate that there will be a Dutch or United States income tax benefit realized by us as a result of this loss. We will recognize contingent payments, if any, in earnings upon receipt. In the three months ended March 31, 2003, we began to report the results of our European energy operations as discontinued operations in accordance with SFAS No. 144 and accordingly, reclassified prior period amounts. For further discussion of the sale, see note 16 to our interim financial statements.

     In connection with the resignation of the chief executive officer and the general counsel in the second quarter of 2003, we will recognize a pre-tax charge to earnings. We currently estimate that such charge will be approximately $15 million. This estimate includes the following items: $11 million in cash payments and $4 million related to the modification of stock-based awards.

CONSOLIDATED RESULTS OF OPERATIONS

     The following table provides summary data regarding our consolidated results of operations for the three months ended March 31, 2002 and 2003:

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2002       2003
                                                              -------    -------
                                                                (IN MILLIONS)
Total revenues(1)...........................................  $1,658     $2,559
Operating expenses..........................................   1,511      2,539
                                                              ------     ------
Operating income............................................     147         20
Other expense, net..........................................     (20)       (86)
Income tax (expense) benefit................................     (46)        20
                                                              ------     ------
Income (loss) from continuing operations....................      81        (46)
Income (loss) from discontinued operations, net of tax......      15       (381)
Cumulative effect of accounting changes, net of tax.........    (234)       (25)
                                                              ------     ------
Net loss....................................................  $ (138)    $ (452)
                                                              ======     ======

---------------

(1) Total revenues reflect trading activities on a net basis.

  Three Months Ended March 31, 2002 Compared to Three Months Ended March 31,
  2003

     Net Loss. We reported a $(452) million consolidated net loss, or $(1.55) loss per share, for the three months ended March 31, 2003 compared to $(138) million consolidated net loss, or $(0.48) loss per diluted share, for the three months ended March 31, 2002. The $314 million increase in net loss was primarily due to:

     - a $396 million decrease in income/loss from discontinued operations, which includes an estimated loss on disposition of $384 million recognized during the three months ended March 31, 2003 due to the anticipated sale of our European energy operations (see note 16 to our interim financial statements);

     - a $111 million decrease in EBIT from our wholesale energy segment;

     - a $68 million increase in interest expense;

     - a $23 million decrease in EBIT from our retail energy segment; and

     - a $25 million cumulative effect of accounting change, net of tax, recorded in 2003 relating to EITF No. 02-03 and the adoption of SFAS No. 143 and FIN No. 46 in January 2003 (see note 2 to our interim financial statements).

This increase to the net loss was partially offset by a $234 million cumulative effect of accounting change, net of tax, recorded in 2002 related to the adoption of SFAS No. 142 (see note 7 to our interim financial statements).

     EBIT. For an explanation of changes in EBIT, see "-- EBIT by Business Segment."

     Interest Expense. We incurred $29 million of interest expense during the three months ended March 31, 2002 compared to $97 million in the same period of 2003. The $68 million increase in interest expense to third parties in 2003 as compared to 2002 resulted primarily from a $68 million increase in interest expense to third parties, net of interest expense capitalized on projects, primarily as a result of higher levels of borrowings related to the acquisition of Orion Power in February 2002. Included in this increase is $10 million of financing costs expensed during the three months ended March 31, 2003.

     Interest Income. We recognized interest income from third parties of $14 million for the three months ended March 31, 2003 as compared to $2 million for the same period in 2002. The increase is primarily due to

$9 million of interest income recognized on our refunds due to us related to energy sales in California (see note 13(e) to our interim financial statements).

     Income Tax Expense. During the three months ended March 31, 2002 and 2003, our effective tax rate was 36.0% and 29.5%, respectively. Our reconciling items from the federal statutory rate of 35% to the effective tax rate totaled $1 million for the three months ended March 31, 2002. These items primarily related to state income taxes. Our reconciling items from the federal statutory rate of 35% to the effective tax rate totaled $4 million for the three months ended March 31, 2003. These items primarily related to increases in tax reserves and revisions in the estimated tax rates partially offset by state income tax benefits.

     Cumulative Effect of Accounting Changes. During the three months ended March 31, 2002, we recognized a cumulative effect of accounting change of $(234) million loss, net of tax, related to the adoption of SFAS No. 142. For discussion of the adoption of SFAS No. 142, see note 7 to our interim financial statements. During the three months ended March 31, 2003, we recognized a cumulative effect of accounting change of $19 million gain, net of tax, related to the adoption of SFAS No. 143, $(43) million loss, net of tax, related to the adoption EITF No. 02-03, and $(1) million loss, net of tax, related to the adoption of FIN No. 46. For discussion of the adoption of SFAS No. 143, EITF No. 02-03 and FIN No. 46, see note 2 to our interim financial statements.

EBIT BY BUSINESS SEGMENT

     The following tables present operating income (loss) and EBIT for each of our business segments, which are reconciled on a consolidated basis to our net loss, for the three months ended March 31, 2002 and 2003. EBIT is the primary measurement used by our management to evaluate segment performance. EBIT is not defined under GAAP, should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP and is not indicative of operating income from operations as determined under GAAP. Items excluded from EBIT are significant components in understanding and assessing our financial performance. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate it in the same fashion. For a reconciliation of our operating income (loss) to EBIT and EBIT to net income
(loss), see note 17 to our interim financial statements. For a reconciliation of our operating income (loss) to EBIT by segment, see the related discussion by segment below.

     We historically operated in four business segments: wholesale energy, retail energy, European energy and other operations. In accordance with SFAS No. 144, our European energy operations are reported as discontinued operations as a result of the expected sale announced in February 2003. In addition, effective January 1, 2003, we began reporting our ERCOT generation facilities, which consists of seven power generation units at two facilities with an aggregate net generation capacity of 805 MW located in Texas, in our retail energy segment rather than our wholesale energy segment. We include our ERCOT generation facilities in our retail energy segment for segment reporting because energy from those assets is primarily used to serve retail energy segment customers. Reportable segments from prior periods have been reclassified to conform to the 2003 presentation.

     The following tables set forth our operating income (loss) and EBIT by segment for the three months ended March 31, 2002 and 2003 reconciled to our consolidated net loss:

                                               THREE MONTHS ENDED MARCH 31, 2002
                                 --------------------------------------------------------------
                                 RETAIL    WHOLESALE     OTHER
                                 ENERGY     ENERGY     OPERATIONS   ELIMINATIONS   CONSOLIDATED
                                 -------   ---------   ----------   ------------   ------------
                                                         (IN MILLIONS)
Total revenues.................  $   565    $ 1,111       $  1         $ (19)        $ 1,658
Total operating expenses.......     (519)    (1,002)        (9)           19          (1,511)
                                 -------    -------       ----         -----         -------
  Operating income (loss)......       46        109         (8)           --             147
(Loss) gains from
  investments..................       --         (1)         4            --               3
Income of equity investments of
  unconsolidated
  subsidiaries.................       --          4         --            --               4
Other, net.....................       --          3         (6)           --              (3)
                                 -------    -------       ----         -----         -------
  Earnings (loss) before
     interest and income
     taxes.....................       46        115        (10)           --             151
                                                                                     -------
Interest expense, net..........                                                          (24)
Income tax expense.............                                                           46
                                                                                     -------
Income from continuing
  operations...................                                                           81
Income from discontinued
  operations, net of tax.......                                                           15
                                                                                     -------
Income before cumulative effect
  of accounting change.........                                                           96
Cumulative effect of accounting
  change, net of tax...........                                                         (234)
                                                                                     -------
Net loss.......................                                                      $  (138)
                                                                                     =======

                                               THREE MONTHS ENDED MARCH 31, 2003
                                 --------------------------------------------------------------
                                 RETAIL    WHOLESALE     OTHER
                                 ENERGY     ENERGY     OPERATIONS   ELIMINATIONS   CONSOLIDATED
                                 -------   ---------   ----------   ------------   ------------
                                                         (IN MILLIONS)
Total revenues.................  $ 1,377    $ 1,392       $ --         $(210)        $ 2,559
Total operating expenses.......   (1,351)    (1,387)       (11)          210          (2,539)
                                 -------    -------       ----         -----         -------
  Operating income (loss)......       26          5        (11)           --              20
Gains from investments.........       --         --          1            --               1
Loss of equity investments of
  unconsolidated
  subsidiaries.................       --         (1)        --            --              (1)
Other, net.....................       (3)        --         --            --              (3)
                                 -------    -------       ----         -----         -------
  Earnings (loss) before
     interest and income
     taxes.....................       23          4        (10)           --              17
Interest expense, net..........                                                          (83)
Income tax benefit.............                                                          (20)
                                                                                     -------
Loss from continuing
  operations...................                                                          (46)
Loss from discontinued
  operations, net of tax.......                                                         (381)
                                                                                     -------
Loss before cumulative effect
  of accounting changes........                                                         (427)
Cumulative effect of accounting
  changes, net of tax..........                                                          (25)
                                                                                     -------
Net loss.......................                                                      $  (452)
                                                                                     =======

  RETAIL ENERGY

     Our retail energy segment provides electricity products and services to end-use customers, ranging from residential and small commercial customers to large commercial, industrial and institutional customers. Our retail energy segment acquires and manages the electric energy, capacity and ancillary services associated with supplying these retail customers. For further information regarding our contract to purchase supply from Texas Genco, see note 4 to our interim financial statements. We began serving approximately 1.7 million electric customers in the Houston metropolitan area when the Texas market opened to full competition in January 2002. We also began serving customers in other areas of Texas, principally Dallas/Fort Worth and Corpus Christi, which we obtained through our marketing efforts. At the end of March 2003, our customer count remained substantially the same as compared to March 2002; however, our retail energy segment lost market share in the Houston market but added customers in other areas of Texas. During 2002, our retail energy segment's operational efforts were largely focused on the extensive efforts necessary to transition customers from the electric utilities to the affiliated retail electric providers.

     We record gross revenue for energy sales and services to residential, small commercial and non-contracted large commercial, industrial and institutional retail electric customers under the accrual method and these revenues generally are recognized upon delivery. Our contracted electricity sales to large commercial, industrial and institutional customers for contracts entered into after October 25, 2002 are typically accounted for under the accrual method and these revenues generally are recognized upon delivery. Prior to 2003, our retail energy segment's contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002 were accounted for under the mark-to-market method of accounting. Under the mark-to-market method of accounting, these contractual commitments were recorded at fair value in revenues on a net basis upon contract execution. The net changes in their fair values were recognized in the statements of consolidated operations as revenues on a net basis in the period of change through 2002. Effective January 1, 2003, we no longer mark to market in earnings these electricity sales contracts and a substantial portion of the related energy supply contracts in connection with the implementation of EITF No. 02-03. The related revenues and purchased power are recorded on a gross basis in our results of operations (see note 2).

     Due to the implementation of EITF No. 02-03, the results of operations related to our contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002 are not comparable between the three months ended March 31, 2002 and 2003. During the three months ended March 31, 2002, our retail energy segment recognized $2 million of losses related to its contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts. During the three months ended March 31, 2003, volumes were delivered under contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts in which $20 million was previously recognized in unrealized earnings in prior periods. As of March 31, 2003, our retail energy segment has unrealized gains that have been previously recorded in our results of operations of $83 million that will be realized when the electricity is delivered to our customers ($54 million in the remainder of 2003 and $29 million in 2004 and beyond). These unrealized gains of $83 million are recorded in non-trading derivative assets/liabilities in our consolidated balance sheet as of March 31, 2003.

     Electricity sales and services related to retail customers not billed are recognized based upon estimated electricity delivered. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. At March 31, 2003, the amount of unbilled revenue was $277 million. Included in that amount is approximately $25 million related to delayed billings, which are invoices that have not been rendered to customers because of problems obtaining all the necessary information required to calculate the bill. Problems or delays in the flow of information between the ERCOT Independent System Operator (ISO), the transmission and distribution utility and the retail electric providers and operational problems with our new systems and processes could impact our ability to accurately estimate the amount not billed at March 31, 2003. For further information regarding recognition of unbilled revenues, see "Management Discussion and Analysis of Financial Condition and Results of
Operations -- Critical Accounting Estimates" in Item 7 and note 2(d) to our Form 10-K/A.

     We depend on the transmission and distribution utilities to read our customers' electric meters. We are required to rely on the transmission and distribution utility or, in some cases, the ERCOT ISO, to provide us with our customers' information regarding electricity usage, including historical usage patterns, and we may be limited in our ability to confirm the accuracy of the information. The receipt of inaccurate or delayed information from the transmission and distribution utilities or the ERCOT ISO could have a material negative impact on our business, results of operations and cash flows.

     We record our transmission and distribution charges using the same method discussed above for our electricity sales and services to retail customers. At March 31, 2003, the transmission and distribution charges not billed by the transmission and distribution utilities to us, which we accrued during the period, totaled $48 million. Delays or inaccurate billings from the transmission and distribution utilities could impact our ability to accurately reflect our transmission and distribution costs.

     The ERCOT ISO is responsible for maintaining reliable operations of the electric power supply system in the ERCOT Region. The ERCOT ISO is also responsible for handling scheduling and settlement for all electricity volumes and related fees in the Texas deregulated electricity market. As part of settlement, the ERCOT ISO communicates the actual volumes compared to the scheduled volumes. The ERCOT ISO calculates an additional charge or credit by calculating the difference between the actual and scheduled volumes multiplied by the market clearing price. The ERCOT ISO also charges customer-serving market participants fees such as administrative fees and energy and replacement capacity fees. Most of these fees are determined by the actions in the entire market. The ERCOT ISO allocates many of these fees to market participants based on each market participant's share of the total load. Preliminary settlement information is due from the ERCOT ISO within two months after electricity is delivered. Final settlement information is due from the ERCOT ISO within twelve months after electricity is delivered. As a result, we record our estimated supply costs and related fees using estimated supply volumes and adjust those costs upon receipt of settlement and consumption information. The ERCOT ISO settlement process was delayed due to operational problems between the ERCOT ISO, the transmission and distribution utilities and the retail electric providers. During the third quarter of 2002, the ERCOT ISO issued final settlements for the pilot time period of July 31, 2001 to December 31, 2001. The final settlements for periods after January 1, 2002, have been suspended until a market synchronization of all customers between the market participants takes place. The market synchronization will validate which retail electric provider served each customer, for each day, beginning as of January 1, 2002, which was the date the market opened to retail competition. This information will be confirmed by the ERCOT ISO, the retail electric providers and the transmission and distribution utilities. Once this market synchronization is complete, the ERCOT ISO will resume the final settlement process beginning with January 1, 2002. The final settlement process is scheduled to resume in May 2003. The delay in the ERCOT ISO settlement process could impact our ability to accurately reflect our energy supply costs and related fees.

     We believe that the estimates and assumptions utilized for the above items to recognize revenues and supply costs, as applicable, are reasonable and represent our best estimates. However, actual results could differ from those estimates. During the first quarter of 2003, we revised our estimates and assumptions, as additional information was received, related to prior periods and accordingly, recognized approximately $21 million in income in our operating results.

     We expect to continue to lose residential and small commercial market share in the Houston market during 2003, as competition increases. We expect to continue to gain residential and small commercial market share in other areas of the state. During the first quarter of 2003, our gains in other areas of the state offset our losses in the Houston area. Our continuing efforts to seek such gains are likely to require us to increase our spending for marketing and advertising. We expect to continue to increase our market share of large commercial, industrial and institutional customers in the ERCOT Region.

     During 2002, we filed two requests with the PUCT to increase the price to beat fuel factor for residential and small commercial customers based on increases in the price of natural gas. The August 2002 increase was based on an increase in the natural gas price from $3.11 per MMbtu to $3.73 per MMbtu. The December 2002 increase was based on a natural gas price of $4.02 per MMbtu. In March 2003, the PUCT approved our request to increase the price to beat fuel factor for residential and small commercial customers based on a 23.4% increase in the price of natural gas from our previous increase in December 2002. The approved increase was based on natural gas prices of $4.956 per MMbtu. The increase represented an 8.2% increase in the total bill of a residential customer using, on average, 12,000 KWh per year. As of May 1, 2003, the applicable natural gas price benchmark was $5.435 per MMbtu, which represents an increase of 9.7% in the price of natural gas that had been used to calculate our previous increase in March 2003. For further information about the price to beat fuel factor, see our Form 10-K/A.

     The following table provides summary data, including EBIT, of our retail energy segment for the three months ended March 31, 2002 and 2003:

                                                               RETAIL ENERGY
                                                               SEGMENT THREE
                                                                MONTHS ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               2002      2003
                                                              -------   ------
                                                               (IN MILLIONS)
Retail electricity sales and services revenues..............  $   560   $1,378
Contracted commercial, industrial and institutional margins
  (trading margins).........................................        5       (1)
                                                              -------   ------
  Total revenues............................................      565    1,377
Operating expenses:
  Fuel and cost of gas sold.................................        7       84
  Purchased power...........................................      418    1,093
  Accrual for payment to CenterPoint........................       --       47
  Operation and maintenance.................................       47       60
  Selling, general and administrative.......................       40       55
  Depreciation and amortization.............................        7       12
                                                              -------   ------
       Total operating expenses.............................      519    1,351
                                                              -------   ------
Operating income............................................       46       26
                                                              -------   ------
Other, net..................................................       --       (3)
                                                              -------   ------
  Earnings before interest and income taxes.................  $    46   $   23
                                                              =======   ======
Operations Data:
     Energy sales (GWh (gigawatt hour)):
       Residential..........................................    3,224    3,932
       Small commercial.....................................    3,470    2,646
       Large commercial, industrial and institutional.......    5,756    5,961
       ERCOT generation facilities..........................      333    1,357
                                                              -------   ------
          Total.............................................   12,783   13,896
                                                              =======   ======
  Customers as of March 31, 2002 and 2003 (in thousands,
     metered locations):
     Residential............................................    1,463    1,474
     Small commercial.......................................      213      211
     Large commercial, industrial and institutional.........       17       27
                                                              -------   ------
       Total................................................    1,693    1,712
                                                              =======   ======

  Three Months Ended March 31, 2002 Compared to Three Months Ended March 31,
  2003

     EBIT. Our retail energy segment's EBIT decreased $23 million for the three months ended March 31, 2003 compared to the same period in 2002. The decrease is primarily due to the following:

     - $47 million accrual for payment to CenterPoint, as discussed below; and

     - $36 million increase in costs, as discussed below.

     The decrease was offset by $60 million in increased margins (revenues less fuel and purchased power), as described below.

     In January 2002, customers were transferred throughout the months from the local utility company, and accordingly there was not a full three months of revenues and related purchased power. Similarly, many costs, such as salaries and customer related expenses, experienced an increase during the first several months of 2002 as normal operating levels were reached, resulting in an increase for the three months ended March 31, 2003 compared to the same period in 2002. In addition, most of the ERCOT generation units began commercial operations after the three months ended March 31, 2002, so earnings from full plant operations were in EBIT during the three months ended March 31, 2003, while there was only minimal EBIT contributions from the ERCOT generation facilities during the same period in 2002.

     Electricity sales volumes during the three months ended March 31, 2003 were relatively flat compared to the same period in 2002, at approximately 12,800 GWh. The increase in sales volumes period-over-period resulting from transitioning customers during the three months ended March 31, 2002, as discussed above, coupled with the addition of out-of-territory customers, were substantially offset by the loss of Houston market customers and sales.

     Total Revenues. Total revenues increased $812 million for the three months ended March 31, 2003 compared to the same period in 2002 primarily due to the following:

     - $429 million of revenues for contracted commercial, industrial and institutional customers due to a change in the method of accounting, as discussed above. These revenues and the related purchased power were recorded net in trading margins during 2002, and are now reported on a gross basis in 2003;

     - $203 million of revenues from an increase in the price-to-beat revenue rate for residential and small commercial customers, as well as from an increase in large commercial, industrial and institutional customers' rates that are indexed to the price of natural gas;

     - $91 million of supply management revenues related to the risk management, hedging, and optimizing of our electric energy supply; and

     - $89 million of increased revenues from our ERCOT generation facilities, as units began commercial operations after the three months ended March 31, 2002.

     Fuel and Purchased Power. Fuel and purchased power expenses increased $752 million for the three months ended March 31, 2003 compared to the same period in 2002 primarily due to the following:

     - $429 million of increased purchased power related to the change in method of recording revenues and purchased power, as discussed above;

     - $245 million of increased purchased power, primarily driven by gas price increases; and

     - $78 million of increased fuel costs for our ERCOT generation facilities, which units began commercial operations after the three months ended March 31, 2002.

     Margins. Our retail energy segment's margins increased $60 million for the three months ended March 31, 2003 compared to the same period in 2002 primarily due to the following:

     - $33 million from sales to electricity customers, primarily residential customers and to a lesser extent large commercial, industrial and institutional customers, and the related supply costs;

     - $16 million from revised estimates for electric sales related to prior periods, as discussed above; and

     - $11 million of increased contributions from our ERCOT generation facilities.

     Due to the implementation of EITF No. 02-03, the results of operations related to our contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002 are not comparable between the three months ended March 31, 2002 and 2003. Prior to 2003, our retail energy segment's contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002 were accounted for under the mark-to-market method of accounting. Effective January 1, 2003, we no longer mark to market in earnings a substantial portion of these contracts and the related energy supply contracts in connection with the implementation of EITF No. 02-03. For the impact on margins, see discussion regarding EITF No. 02-03 above.

     Accrual for Payment to CenterPoint. To the extent that our price to beat for electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity, we may be required to make a payment to CenterPoint in 2004. As of March 31, 2003, our estimate for the payment related to residential customers is between $160 million and $190 million, with a most probable estimate of $175 million. We accrued $128 million during the last half of 2002 and $47 million during the three months ended March 31, 2003, for a total of $175 million. In the future, we will revise our estimates of this payment as additional information about the market price of electricity and the market share that will be served by us and other retail electric providers on January 1, 2004 becomes available and we will adjust the related accrual at that time. For additional information regarding this payment, see note 13(b) to our interim financial statements.

     Operation and Maintenance and Selling, General and
Administrative. Operation and maintenance expenses and general and administrative expenses increased $28 million for the three months ended March 31, 2003 compared to the same period in 2002 primarily due to the following:

     - $20 million in employee related costs, customer related costs, and other administrative costs, primarily due to increasing costs to reach the normal operational level to serve customers in the Texas retail market;

     - $9 million of increased corporate overhead charges; and

     - $4 million in marketing costs primarily due to additional marketing in areas outside of the Houston market.

These increases were partially offset by a $5 million decrease in gross receipts tax related to an adjustment in the accrual rate.

     Depreciation and Amortization. Depreciation and amortization expense increased $5 million for the three months ended March 31, 2003 compared to the same period in 2002 primarily due to depreciation related to the information systems developed and placed in service to meet the needs of our retail businesses and depreciation of our ERCOT generation facilities.

     Other Loss, net. Other losses increased $3 million for the three months ended March 31, 2003 compared to the same period in 2002 due to recording losses on sale of receivables. For additional information on our receivables facility, see note 14 to our interim financial statements.

  WHOLESALE ENERGY

     Our wholesale energy segment includes our non-regulated power generation operations in the United States (excluding ERCOT generation facilities), which includes acquisition and development of generation facilities, and our wholesale energy trading, marketing, origination and risk management operations in North America. The wholesale energy segment's commercial activities include purchasing fuel to supply existing generation assets, selling electricity and related services produced by these assets, dispatching of the generation portfolios, scheduling of power and natural gas and managing the day-to-day trading and marketing activities.

     As of March 31, 2003, we owned or leased electric power generation facilities with an aggregate net operating generating capacity of 19,083 MW in the United States. We acquired our first power generation facility in April 1998, and have increased our aggregate net generating capacity since that time principally through acquisitions, as well as contractual agreements and the development of new generating projects. As of March 31, 2003, we had 2,461 MW (2,658 MW, net of 197 MW to be retired upon completion of one facility) of additional net generating capacity under construction. We expect these facilities to achieve commercial operation in late 2003 or 2004.

     In February 2002, we acquired all of the outstanding shares of common stock of Orion Power for $2.9 billion and assumed debt obligations of $2.4 billion. Orion Power is an independent electric power generating company with a diversified portfolio of generating assets, both geographically across the states of New York, Pennsylvania, Ohio and West Virginia, and by fuel type, including gas, oil, coal and hydropower. As of February 2002, Orion Power had 81 generating facilities in operation with a total generating capacity of 5,644 MW and two projects under construction with a total generating capacity of 804 MW, which were completed in the second quarter of 2002.

     Given the downturn in the industry and downgrades of our credit ratings, in the first half of 2002 we reviewed our trading, marketing, power origination and risk management services strategies and activities. By the third quarter of 2002, we began decreasing the level of these commercial activities in order to significantly reduce collateral usage and focus on the highest return transactions, which are primarily derived from our physical asset positions. In response to declining prices for electric energy, capacity and ancillary services across much of the United States, we also significantly reduced development activities beginning in the second quarter of 2002. Development is now limited only to the completion of projects already under construction.

     As a result of these restructurings, direct general and administrative costs, which excludes allocations of corporate overhead, are expected to be lower than 2002 levels in 2003.

     Starting in late December 2002, our financial gas trading desk carried a spread position, which involved a short position for March 2003 natural gas deliveries and a long position for April 2003 natural gas deliveries. The position was within our authorized value at risk and positional limits. However, there was significant and unanticipated volatility in the natural gas market over a few days in February 2003. As a result, we realized a trading loss of approximately $80 million pre-tax in the first quarter of 2003 related to these positions. These positions have been closed.

     In March 2003, we decided to exit our proprietary trading activities and liquidate, to the extent practicable, our proprietary positions. Although we are exiting the proprietary trading business, we have existing positions, which will be closed as economically feasible or in accordance with their terms. We will engage in hedging activities and commercial transactions related to our electric generating facilities, pipeline storage positions and fuel positions.

     It is possible that we may sell one or more of our assets. To date, we have not reached an agreement to dispose of any generating assets of our wholesale energy segment nor have we included or assumed any proceeds from prospective asset sales in our current liquidity plan. Specific plans to dispose of assets could result in impairment losses in property, plant and equipment.

     In December 2002, we evaluated the Liberty station and the related tolling agreement for impairment. There were no impairments based on our analyses. However, in the future we could incur a pre-tax loss of an amount up to our recorded net book value. For information regarding issues and contingencies related to our Liberty power generation station and the related tolling agreement, see note 13(g) to our interim financial statements.

     The following table provides summary data, including EBIT, of our wholesale energy segment for the three months ended March 31, 2002 and 2003:

                                                              WHOLESALE ENERGY
                                                                SEGMENT THREE
                                                                MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                              2002(1)   2003(1)
                                                              -------   -------
                                                                (IN MILLIONS)
Revenues....................................................  $ 1,065   $ 1,465
Trading margins.............................................       46       (73)
                                                              -------   -------
  Total revenues............................................    1,111     1,392
Operating expenses:
  Fuel and cost of gas sold.................................      163       375
  Purchased power...........................................      624       742
  Operation and maintenance.................................      102       135
  General, administrative and development...................       65        63
  Depreciation and amortization.............................       48        72
                                                              -------   -------
       Total operating expenses.............................    1,002     1,387
                                                              -------   -------
Operating income............................................      109         5
                                                              -------   -------
Other income (expense):
  Income (loss) of equity investments of unconsolidated
     subsidiaries...........................................        4        (1)
  Other, net................................................        2        --
                                                              -------   -------
       Earnings before interest and income taxes............  $   115   $     4
                                                              =======   =======
Margins:
  Power generation(2).......................................  $   278   $   348
  Trading...................................................       46       (73)
                                                              -------   -------
     Total..................................................  $   324   $   275
                                                              =======   =======
Operations Data(3):
  Wholesale power generation sales volumes (in thousand
     MWh)...................................................   21,503    27,097
  Trading power sales volumes (in thousand MWh).............   69,941    23,854
  Trading natural gas sales volumes (Bcf)...................      951       360

---------------

(1) The results of operations for 2002 include the results of Orion Power from the date of acquisition (February 19, 2002), while the results for 2003 include a full quarter for Orion Power.

(2) Revenues less fuel and cost of gas sold and purchased power.

(3) Includes physically delivered volumes, physical transactions that are settled prior to delivery and hedge activity related to our power generation portfolio.

  Three Months Ended March 31, 2002 Compared to Three Months Ended March 31,
  2003

     EBIT. The wholesale energy segment's EBIT decreased by $111 million for the three months ended March 31, 2003 compared to the same period in 2002. The decline in EBIT is primarily due to the following:

     - reversal in 2002 of a previously accrued credit provision of $33 million for energy sales in California due to collections of outstanding receivables during the period coupled with a determination that credit risk had been reduced on the remaining outstanding receivables as a result of payments in 2002 to the Cal PX;

     - decreases in margins from certain of our power generation operations;

     - decreases in trading margins;

     - increases in operation and maintenance expenses;

     - increases in depreciation and amortization; and

     - decreases in income/loss of equity investments of unconsolidated subsidiaries.

     These decreases were partially offset by a net $75 million reversal in 2003 of previously recorded refund provisions of $87 million offset by an additional credit provision of $12 million, as discussed below.

     During the three months ended March 31, 2002 and 2003, the Orion Power assets contributed $87 million and $120 million, respectively, to margins and $33 million and $11 million, respectively, to EBIT.

     Revenues. Our wholesale energy segment's revenues, excluding trading margins, increased by $400 million in the three months ended March 31, 2003 compared to the same period in 2002. The major components of this increase are:

     - a $206 million increase in revenues contributed by Orion Power assets primarily as a result of the recognition of a full quarter's revenues during the three months ended March 31, 2003 compared to the recognition of a partial quarter's revenues during the same period in 2002 as a result of the acquisition of Orion Power in February 2002;

     - a $120 million increase in revenues in the Mid-Atlantic region due to increased power prices and increased generation driven by colder temperatures in the region during the three months ended March 31, 2003;

     - a $103 million increase in the West region primarily as a result of increased power prices due to higher gas prices in the region; and

     - an $87 million reversal in 2003 of previously recorded refund provisions due to additional clarification received from the FERC in April 2003.

     These increases in revenues were partially offset by the following:

     - a $33 million reversal of a previously accrued credit provision for energy sales in California which was reversed during the three months ended March 31, 2002 (as discussed above);

     - a $12 million decrease in revenues due to an additional credit provision recorded resulting from the reversal of refund provisions, as discussed above;

     - a $31 million decrease in revenues in the Mid-Atlantic region primarily as a result of the expiration of a large capacity contract; and

     - a $17 million decrease in revenues associated with hedge ineffectiveness losses primarily attributable to the West region.

     Fuel and Cost of Gas Sold and Purchased Power. Our wholesale energy segment's fuel and cost of gas sold and purchased power increased by $330 million for the three months ended March 31, 2003 compared to the same period in 2002. The major components of this increase are:

     - a $173 million increase in fuel and cost of gas sold and purchased power of Orion Power assets primarily as a result of the recognition of a full quarter's results during the three months ended March 31, 2003, as discussed above;

     - a $56 million increase in fuel and cost of gas sold and purchased power in the Mid-Atlantic region due to increased generation and higher gas prices; and

     - a $130 million increase in fuel and cost of gas sold and purchased power in the West region primarily as a result of higher gas prices partially offset by reduced generation.

     Trading Margins. Trading margins decreased $119 million during the three months ended March 31, 2003 as compared to the same period in 2002 primarily due to the impact of natural gas trading activity. As discussed above, the wholesale energy segment was negatively impacted as a result of significant and unanticipated volatility in the natural gas markets over a few days in February 2003. In addition, the reduced market liquidity driven by the industry's restructuring and the reduction of our trading activities as a result of our restructuring, as discussed above, had a negative impact on trading margins.

     Power Generation Margins. Our wholesale energy segment's power generation margins increased $70 million for the three months ended March 31, 2003 compared to the same period in 2002. Power generation margins were positively impacted due to:

     - a net $48 million increase in margins in the West region due to a net $75 million reserve reversal (as discussed above), which was partially offset by a $27 million decrease in margins due to lower spark spreads during the three months ended March 31, 2003 and due to the reduction in hedging results in 2003 as in 2002 we benefited from hedges entered into in 2001;

     - a $33 million increase in power generation margins in the Mid-Atlantic region due to an increase in spark spreads resulting from colder temperatures during the three months ended March 31, 2003 compared to the same period in 2002 and increased ancillary services revenues, partially offset by lower capacity revenues in the Mid-Atlantic region as a result of the expiration of a large capacity contract in May 2002; and

     - a $33 million increase in power generation margins from Orion Power assets primarily due to the recognition of a full quarter's results during the three months ended March 31, 2003 compared to the recognition of a partial quarter's results during the same period in 2002 as a result of the acquisition in February 2002.

     This favorable variance was partially offset by the following:

     - a $33 million reversal of credit provisions during the three months ended March 31, 2002 (as discussed above); and

     - a $17 million decrease in margins associated with hedge ineffectiveness losses (as discussed above).

     Operation and Maintenance. Operation and maintenance expenses for our wholesale energy segment increased $33 million for the three months ended March 31, 2003 compared to the same period in 2002. This was primarily due to a $34 million increase in operation and maintenance expenses at our Orion Power plants as a result of the recognition of a full quarter's operation and maintenance expenses during the three months ended March 31, 2003 as discussed above.

     General, Administrative and Development. General, administrative and development expenses decreased $2 million for the three months ended March 31, 2003 compared to the same period in 2002, primarily due to the following:

     - an $8 million decrease in salary and incentive plan expenses primarily due to reduced head count as a result of our restructuring discussed above; and

     - a $5 million reduction in spending on development projects as a result of the downturn in the industry.

     The decreases were substantially offset by:

     - a $5 million increase in corporate overhead allocations;

     - a $3 million increase in legal costs in connection with shareholder litigation charges and other consulting fees; and

     - a $1 million increase in general bad debt expense due to the financial deterioration of counterparties in the wholesale energy industry.

     Depreciation and Amortization. Depreciation and amortization expense increased by $24 million for the three months ended March 31, 2003 compared to same period in 2002 primarily as a result of the following:

     - a $15 million increase in depreciation and amortization expense as a result of the recognition of a full quarter's depreciation and amortization in 2003 at Orion Power as discussed above;

     - $3 million in depreciation expense associated with new information technology systems that were not placed into service until March 2002; and

     - a $2 million increase in depreciation and amortization as a result of increases in depreciable assets during 2002 in the West region and higher emissions amortization in the Mid-Atlantic region due to increased generation.

     Income (Loss) of Equity Investments of Unconsolidated Subsidiaries. The equity income/loss in both periods primarily resulted from an investment in an electric generation plant in Boulder City, Nevada. The equity income related to our investment in the plant decreased during the three months ended March 31, 2003 compared to the same period in 2002, primarily due to receipts of $3 million of business interruption and property/casualty insurance settlements in 2002.

  OTHER OPERATIONS

     Our other operations segment includes the operations of our venture capital business and unallocated corporate costs.

     The following table provides summary data regarding the results of operations of our other operations segment for the three months ended March 31, 2002 and 2003:

                                                                OTHER OPERATIONS
                                                              SEGMENT THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                               2002           2003
                                                              ------         ------
                                                                  (IN MILLIONS)
Total revenues..............................................   $  1           $ --
Operating expenses:
  Operation and maintenance.................................      2
  General and administrative................................      5              6
  Depreciation and amortization.............................      2              5
                                                               ----           ----
     Total operating expenses...............................      9             11
                                                               ----           ----
Operating loss..............................................     (8)           (11)
                                                               ----           ----
Other income (expense):
  Gain from investments.....................................      4              1
  Other, net................................................     (6)            --
                                                               ----           ----
     Loss before interest and income taxes..................   $(10)          $(10)
                                                               ====           ====

  Three Months Ended March 31, 2002 Compared to Three Months Ended March 31,
  2003.

     Other operation's loss before interest and income taxes remained constant for the three months ended March 31, 2003 compared to the same period in 2002.

     Operating loss increased $3 million during the three months ended March 31, 2003 compared to the same period in 2002 primarily due to a $2 million accrual of Texas franchise taxes. The increase in operating loss was offset by a decrease in other non-operating losses during the three months ended March 31, 2003 compared to the same period in 2002. Included in other losses during the three months ended March 31, 2002 is a $6 million accrual for investment bank services and a $3 million impairment of an investment in an

Internet company. These items were partially offset by investment income related to the distribution of equity securities from venture capital investments.

TRADING AND MARKETING AND NON-TRADING OPERATIONS

     Trading and Marketing Operations. During 2002, we evaluated our trading, marketing, power origination and risk management services strategies and activities. During the second half of 2002, we began to reduce our wholesale energy segment's trading, marketing and power origination activities due to liquidity concerns and in order to significantly reduce collateral usage and focus on the highest return transactions, which primarily relate to our physical asset positions. In March 2003, we decided to exit our proprietary trading activities and liquidate, to the extent practicable, our proprietary positions. Although we are exiting the proprietary trading business, we have existing positions, which will be closed as economically feasible or in accordance with their terms. We will continue to engage in hedging activities and commercial transactions related to our electric generating facilities, pipeline storage positions and fuel positions of our wholesale energy segment and energy supply costs related to our retail energy segment.

     Prior to 2003, our retail energy segment's contracted electricity sales to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002 were accounted for under the mark-to-market method of accounting pursuant to EITF No. 98-10. Under the mark-to-market method of accounting, these contractual commitments were recorded at fair value in revenues on a net basis upon contract execution. The net changes in their fair values were recognized in the statements of consolidated operations as revenues on a net basis in the period of change through 2002. Effective January 1, 2003, we no longer mark to market in earnings a substantial portion of these contracts and the related energy supply contracts in connection with the implementation of EITF No. 02-03. The related revenues and purchased power are now recorded on a gross basis in our results of operations.

     In our results of operations, trading and marketing activities of our wholesale energy segment include (a) transactions establishing open positions in the energy markets, primarily on a short-term basis, (b) transactions intended to optimize our power generation portfolio, but which do not qualify for hedge accounting and (c) energy price risk management services to customers primarily related to natural gas, electric power and other energy-related commodities. We provide these services by utilizing a variety of derivative instruments (trading energy derivatives). We account for these transactions under mark-to-market accounting. For information regarding mark-to-market accounting, see notes 2(t) and 7 to our Form 10-K/A.

     In October 2002, the EITF rescinded EITF No. 98-10. For further discussion of the impact on our interim financial statements, see "-- EBIT by Business Segment -- Retail Energy" and "EBIT by Business Segment -- Wholesale Energy", notes 2(t) and 7 to our Form 10-K/A and note 2 to our interim financial statements.

     For additional information regarding the types of contracts and activities of our trading and marketing operations, see "Quantitative and Qualitative Disclosures About Market Risk" in this Form 10-Q, note 8 to our interim financial statements, note 7 to our Form 10-K/A and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Trading and Marketing Operations" to our Form 10-K/A.

     The following table sets forth our consolidated net trading and marketing assets (liabilities) by segment as of December 31, 2002 and March 31, 2003:

                                                              DECEMBER 31,   MARCH 31,
                                                                  2002         2003
                                                              ------------   ---------
                                                                   (IN MILLIONS)
Retail energy...............................................      $ 94         $ --
Wholesale energy............................................       105          134
                                                                  ----         ----
  Net trading and marketing assets and liabilities..........      $199         $134
                                                                  ====         ====

     The following table sets forth our consolidated realized and unrealized trading, marketing and risk management services margins for the three months ended March 31, 2002 and 2003:

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                              2002          2003
                                                              -----        ------
                                                                 (IN MILLIONS)
Realized....................................................  $ 71         $(166)
Unrealized..................................................   (20)           92
                                                              ----         -----
  Total.....................................................  $ 51         $ (74)
                                                              ====         =====

     Below is an analysis of our net consolidated trading and marketing assets and liabilities for the three months ended March 31, 2002 and 2003.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                              2002         2003
                                                              -----        -----
                                                                (IN MILLIONS)
Fair value of contracts outstanding at December 31, 2001 and
  2002, respectively........................................  $227         $199
Fair value of new contracts when entered into...............    20           --
Contracts realized or settled...............................   (71)         166
Changes in fair values attributable to market price and
  other market changes......................................    34          (62)
Net assets transferred to non-trading derivatives due to
  implementation of EITF No. 02-03..........................    --         (103)
Net assets recorded to cumulative effect under EITF No.
  02-03.....................................................    --          (66)
                                                              ----         ----
  Fair value of contracts outstanding at March 31, 2002 and
     2003, respectively.....................................  $210         $134
                                                              ====         ====

     During the three months ended March 31, 2002, our retail energy segment entered into electric sales contracts with large commercial, industrial and institutional customers ranging from one-half to four years in duration. During the three months ended March 31, 2002, we recognized total fair value of $20 million for these contracts at the inception dates. We have entered into energy supply contracts to substantially hedge the economics of these contracts. For information regarding the valuing of the retail energy segment electric sales contracts with large commercial, industrial and institutional customers in prior periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Trading and Marketing Operations" to our Form 10-K/A.

     During the three months ended March 31, 2002 and 2003, there were no changes in fair values attributable to changes in valuation techniques and assumptions.

     In response to the Committee of Chief Risk Officers (CCRO) proposal of industry best practices issued in November 2002, we have voluntarily chosen to comply with certain disclosure recommendations of the CCRO and have integrated their best practices into our disclosures, on a prospective basis, as of and for the three months ended March 31, 2003. One purpose of adopting these disclosures is to provide additional detail regarding the results of our merchant energy business activities conducted through our wholesale energy segment. Our retail energy segment's principal business activity is to serve customers' end-use energy needs and therefore is not included in these disclosures. In the tables that follow, certain information is segregated into two categories: proprietary trading and owned or controlled assets. Proprietary trading activities typically involve entering into standardized contracts to take a position, capture market price changes, or put capital at risk. These activities are generally accounted for under the mark-to-market method of accounting. Owned or controlled assets activities represent activities associated with assets owned or leased by us and can be accounted for either under the mark-to-market method of accounting or the accrual method of accounting.

     The following table sets forth our trading and marketing assets and liabilities for our wholesale energy segment as of March 31, 2003 delineated into the categories of proprietary trading and owned or controlled assets:

                                                                 MARCH 31, 2003
                                                     ---------------------------------------
                                                     PROPRIETARY       OWNED OR
                                                       TRADING     CONTROLLED ASSETS   TOTAL
                                                     -----------   -----------------   -----
                                                                  (IN MILLIONS)
Current assets.....................................     $ 588            $ 57          $ 645
Non-current assets.................................       173               9            182
                                                        -----            ----          -----
  Total trading and marketing assets...............       761              66            827
                                                        -----            ----          -----
Current liabilities................................      (463)            (46)          (509)
Non-current liabilities............................      (183)             (1)          (184)
                                                        -----            ----          -----
  Total trading and marketing liabilities..........      (646)            (47)          (693)
                                                        -----            ----          -----
     Total trading and marketing net assets........     $ 115            $ 19          $ 134
                                                        =====            ====          =====

     The following table sets forth the fair values of the contracts related to our trading and marketing assets and liabilities as of March 31, 2003 for our wholesale energy segment delineated into the categories of proprietary trading and owned or controlled assets:

                                                         FAIR VALUE OF CONTRACTS AT MARCH 31, 2003(1)
                                          --------------------------------------------------------------------------
                                          TWELVE MONTHS
                                              ENDED
                                            MARCH 31,      REMAINDER                          2008 AND      TOTAL
SOURCE OF FAIR VALUE                           2004         OF 2004    2005   2006   2007    THEREAFTER   FAIR VALUE
--------------------                      --------------   ---------   ----   ----   -----   ----------   ----------
                                                                        (IN MILLIONS)
Proprietary Trading:
Prices actively quoted..................       $ 94          $(25)     $  2   $ 1    $ --       $--          $ 72
Prices provided by other external
  sources...............................         59            24        (9)   (2)     --        --            72
Prices based on models and other
  valuation methods.....................        (28)           (9)      (11)   --       8        11           (29)
                                               ----          ----      ----   ---    -----      ---          ----
  Total.................................       $125          $(10)     $(18)  $(1)   $  8       $11          $115
                                               ====          ====      ====   ===    =====      ===          ====
Owned or Controlled Assets:
Prices provided by other external
  sources...............................       $ 12          $  4      $ --   $--    $ --       $--          $ 16
Prices based on models and other
  valuation methods.....................         (1)           --         3     1      --        --             3
                                               ----          ----      ----   ---    -----      ---          ----
  Total.................................       $ 11          $  4      $  3   $ 1    $ --       $--          $ 19
                                               ====          ====      ====   ===    =====      ===          ====

---------------

(1) Our retail energy segment's activities are not considered merchant energy business activities for 2003 and are therefore excluded from the above table.

     For information regarding "prices actively quoted," "prices provided by other external sources" and "prices based on models and other valuation methods," see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Trading and Marketing Operations" to our Form 10-K/A.

     The fair values in the above table are subject to significant changes based on fluctuating market prices and conditions. Changes in the assets and liabilities from trading, marketing, power origination and price risk management services result primarily from changes in the valuation of the portfolio of contracts, newly originated transactions and the timing of settlements. The most significant parameters impacting the value of our portfolio of contracts include natural gas and power forward market prices, volatility and credit risk. Market prices assume a normal functioning market with an adequate number of buyers and sellers providing market liquidity. Insufficient market liquidity could significantly affect the values that could be obtained for these contracts, as well as the costs at which these contracts could be hedged. See "Quantitative and

Qualitative Disclosures About Market Risk" in Item 7A to our Form 10-K/A for further discussion and measurement of the market exposure in the trading and marketing businesses and discussion of credit risk management.

     Non-trading Operations. To reduce the risk from market fluctuations in revenues and the resulting cash flows derived from the sale of electric power, we may enter into energy derivatives in order to hedge some expected purchases of electric power, natural gas and other commodities and sales of electric power (non-trading energy derivatives). The non-trading energy derivative portfolios are managed to complement the physical transaction portfolio, reducing overall risks within authorized limits.

     We apply hedge accounting for our non-trading energy derivatives utilized in non-trading activities only if there is high correlation between price movements in the derivative and the item designated as being hedged. This correlation, a measure of hedge effectiveness, is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% to 125% for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and prospective changes in fair value are recognized currently in our results of operations.

     Interest rate swaps entered into by our wholesale energy segment to hedge floating rate debt obligations are excluded from our merchant business activities and therefore are not included in these tables.

     The following table sets forth our non-trading assets and liabilities related to our merchant business activities of our wholesale energy segment as of March 31, 2003 (in millions):

Current assets..............................................  $ 143
Non-current assets..........................................     83
                                                              -----
  Total non-trading derivative assets.......................    226
                                                              =====
Current liabilities.........................................   (248)
Non-current liabilities.....................................   (110)
                                                              -----
  Total non-trading derivative liabilities..................   (358)
                                                              -----
     Total net non-trading derivative liabilities...........  $(132)
                                                              =====

     The following table sets forth a rollforward of our net non-trading derivative assets and liabilities relating to our merchant business activities for our wholesale energy segment for the three months ended March 31, 2003 (in millions):

Net non-trading derivative liabilities at December 31,
  2002......................................................  $(108)
Effective portion of changes in fair value recorded in
  accumulated other comprehensive loss......................     (6)
Ineffective portion of changes in fair value................    (18)
                                                              -----
  Net non-trading derivative liabilities at March 31,
     2003...................................................  $(132)
                                                              =====

     Cash flow hedges included in accumulated other comprehensive loss as of March 31, 2003 are as follows:

                                                             MARCH 31, 2003
                                           --------------------------------------------------
                                                               PORTION EXPECTED TO
                                                               BE RECLASSIFIED TO
                                           ACCUMULATED OTHER     EARNINGS DURING
                                             COMPREHENSIVE          THE NEXT         MAXIMUM
                                            LOSS AFTER TAX          12 MONTHS          TERM
                                           -----------------   -------------------   --------
                                                             (IN MILLIONS)
Owned assets -- commodities..............        $(101)               $(123)         10 years

     The following table sets forth our consolidated accumulated other comprehensive gain/loss derivative activity for continuing operations, net of tax, for the three months ended March 31, 2003:

                                                       THREE MONTHS ENDED MARCH 31, 2003
                                                    ----------------------------------------
                                                        OWNED OR        NON-MERCHANT
                                                    CONTROLLED ASSETS      HEDGES      TOTAL
                                                    -----------------   ------------   -----
                                                                 (IN MILLIONS)
Accumulated other comprehensive derivative gain
  (loss) at December 31, 2002.....................        $ (97)            $ 32       $(65)
Changes in fair value.............................          (16)              59         43
Reclassification from accumulated other
  comprehensive gain/loss to net loss.............           12              (13)        (1)
                                                          -----             ----       ----
Accumulated other comprehensive derivative gain
  (loss) at March 31, 2003........................        $(101)            $ 78       $(23)
                                                          =====             ====       ====

     The following table sets forth the fair values of the contracts related to our non-trading derivative assets and liabilities for our merchant business activities for our wholesale energy segment as of March 31, 2003:

                                                            FAIR VALUE OF CONTRACTS AT MARCH 31, 2003
                                               --------------------------------------------------------------------
                                                TWELVE
                                                MONTHS
                                                 ENDED
                                               MARCH 31,   REMAINDER                         2008 AND    TOTAL FAIR
SOURCE OF FAIR VALUE                             2004       OF 2004    2005   2006   2007   THEREAFTER     VALUE
--------------------                           ---------   ---------   ----   ----   ----   ----------   ----------
                                                                          (IN MILLIONS)
Prices actively quoted.......................    $  (4)      $ --      $--    $ --   $--       $ --        $  (4)
Prices provided by other external sources....      (28)        14       22      --    --         --            8
Prices based on models and other valuation
  methods....................................      (73)       (23)      (6)    (13)   (7)       (14)        (136)
                                                 -----       ----      ---    ----   ---       ----        -----
  Total......................................    $(105)      $ (9)     $16    $(13)  $(7)      $(14)       $(132)
                                                 =====       ====      ===    ====   ===       ====        =====

     See "Trading and Marketing Operations" section above for discussion of prices.

     Credit Risk. Credit risk is inherent in our commercial activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. We have broad credit policies and parameters set by our risk oversight committee. The credit risk control organizations prepare daily analyses of credit exposures. We seek to enter into contracts that permit us to net receivables and payables with a given counterparty. We also enter into contracts that enable us to obtain collateral from a counterparty as well as to terminate upon the occurrence of certain events of default.

     It is our policy that all transactions must be within approved counterparty or customer credit limits. For each business segment, the credit risk control organization establishes counterparty credit limits. We employ tiered levels of approval authority for counterparty credit limits, with authority increasing from the credit risk control organization through senior management and our risk oversight committee. The credit risk control organization monitors credit exposure daily. We periodically review the financial condition of our counterparties.

     The following table, which differs from disclosures in our Form 10-K/A due to the fact that we now include notional amounts related to contracts classified as "normal" in accordance with SFAS No. 133 and accounts receivable as proposed by the CCRO, sets forth the distribution by investment grade and non-investment grade ratings of our trading and marketing assets and non-trading derivative assets and other notional amounts and accounts receivable, as just described, as of March 31, 2003, after taking into consideration netting within each contract and any master netting contracts with counterparties of our merchant business activities for our wholesale energy segment:

                              EXPOSURES      CREDIT      EXPOSURE      NUMBER OF      NET EXPOSURE OF
                                BEFORE     COLLATERAL     NET OF     COUNTERPARTIES   COUNTERPARTIES
CREDIT RATING EQUIVALENT      COLLATERAL    HELD(1)     COLLATERAL       > 10%             > 10%
------------------------      ----------   ----------   ----------   --------------   ---------------
                                                           (IN MILLIONS)
Investment grade............     $527         $149         $378             --              $--
Non-investment grade........       85           49           36             --               --
No external ratings(2):
     Internally rated --
       Investment grade.....      126           --          126             --               --
     Internally
       rated -- Non-
       investment grade.....      122            2          120              1               99
                                 ----         ----         ----           ----              ---
  Total.....................     $860         $200         $660              1              $99
                                 ====         ====         ====           ====              ===

---------------

(1) Collateral consists of cash and standby letters of credit.

(2) For unrated counterparties, we perform credit analyses, considering contractual rights and restrictions, and credit support such as parent company guarantees to create an internal credit rating.

     The following table sets forth the credit exposure by maturity for total trading and marketing assets and non-trading derivative assets and other notional amounts and accounts receivable, as described above, as of March 31, 2003 of our merchant business activities for our wholesale energy segment:

                                        LESS THAN               GREATER THAN   EXPOSURE NET OF
CREDIT RATING EQUIVALENT                 2 YEARS    2-5 YEARS     5 YEARS       COLLATERAL(1)
------------------------                ---------   ---------   ------------   ---------------
                                                            (IN MILLIONS)
Investment grade......................    $555         $15          $ 2             $572
Non-investment grade..................      90           3           --               93
No external ratings (2):
     Internally rated -- Investment
       grade..........................     126          --           --              126
     Internally
       rated -- Non-investment
       grade..........................      61          47           15              123
                                          ----         ---          ---             ----
  Total(3)............................    $832         $65          $17             $914
                                          ====         ===          ===             ====

---------------

(1) Collateral consists of cash and standby letters of credit.

(2) For unrated counterparties, we perform credit analyses, considering contractual rights and restrictions, and credit support such as parent company guarantees to create an internal credit rating.

(3) Note that the totals in this table do not agree to the totals in the table above as this table does not net our credit exposures across time.

     Trading and marketing assets and liabilities and non-trading derivative assets and liabilities are presented separately in our consolidated balance sheets. The trading and non-trading derivative asset and trading and non-trading derivative liability balances are offset separately in our consolidated balance sheets although in certain cases contracts permit the offset of trading and non-trading derivative assets and liabilities with a given counterparty. For the purpose of disclosing credit risk, all assets and liabilities with a given counterparty were offset if the counterparty has entered into a contract with us which permits netting.

     Other. For additional information about price volatility and our hedging strategy, see "-- Certain Factors Affecting Our Future Earnings -- Factors Affecting the Results of Our Wholesale Energy Operations -- Price Volatility," and "-- Risks Associated with Our Hedging and Risk Management Activities" to our Form 10-K/A. We seek to monitor and control our trading risk exposures through a variety of processes and committees. For additional information, see "Quantitative and Qualitative Disclosures About Market Risk" in Item 7A to our Form 10-K/A.

                              FINANCIAL CONDITION

     The net cash provided by or used in operating, investing and financing activities for the three months ended March 31, 2002 and 2003 follows:

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
                                                               2002     2003
                                                              -------   -----
                                                               (IN MILLIONS)
Cash provided by (used in):
  Operating activities......................................  $   396   $(227)
  Investing activities......................................   (3,127)   (190)
  Financing activities......................................    2,861    (314)

  Cash Provided by (Used in) Operating Activities

     Net cash used in operating activities during the three months ended March 31, 2003 changed $623 million compared to the same period in 2002. This decrease was primarily due to $379 million of decreases from working capital and other changes in assets and liabilities from continuing operations and to a lesser extent due to $209 million of decreases from cash flows from continuing operations, excluding changes in working capital and other changes in assets and liabilities. Additionally, cash flows related to the operations of our discontinued European energy operations decreased $35 million for the three months ended March 31, 2003 compared to the same period in 2002.

     Net cash provided by/used in operating activities decreased by $379 million from $192 million in net cash inflows in the three months ended March 31, 2002 to $187 million in net cash outflows in the three months ended March 31, 2003 due to changes in working capital and other changes in assets and liabilities due to the following:

     - a $213 million change in margin deposits on energy trading and hedging activities, primarily due to cash inflows of $217 million in the three months ended March 31, 2002;

     - $145 million net cash outflows relating to collateral deposits for letters of credit relating to energy trading and hedging activities during three months ended March 31, 2003 (see note 10 to our interim financial statements);

     - $130 million of net collateral deposits related to an operating lease returned to us in the three months ended March 31, 2002;

     - $181 million decrease in cash inflows related to restricted cash for the three months ended March 31, 2003 compared to the same period in 2002 primarily attributed to REMA (see note 14(a) to our Form 10-K/A) and our Orion Power operations; and

     - $29 million paid to purchase interest rate caps during the three months ended March 31, 2003.

     These items were partially offset by a $264 million decrease in net cash outflows due to a decrease in cash outflows associated with accounts receivable of $485 million primarily related to our retail energy segment, offset by a net increase in cash outflows related to accounts payable of $157 million and a decrease in cash inflows related to net intercompany accounts receivable of $64 million. These items were also partially offset by other changes in working capital.

     Net cash provided by/used in our operations, excluding changes in working capital and other changes in assets and liabilities decreased by $209 million from $170 million in net cash inflows in the three months ended March 31, 2002 to $39 million in net cash outflows in the three months ended March 31, 2003 primarily due to cash flows provide by/used in our wholesale energy segment due to a decline in operating results.

  Cash Used in Investing Activities

     Net cash used in investing activities during the three months ended March 31, 2003 decreased $2.9 billion compared to the same period in 2002, primarily due to funding the acquisition of Orion Power for $2.9 billion in 2002 as discussed below.

     On February 19, 2002, we acquired all of the outstanding shares of common stock of Orion Power for an aggregate purchase price of $2.9 billion and assumed debt obligations of $2.4 billion. As of February 19, 2002, Orion Power's debt obligations were $2.4 billion ($2.1 billion net of restricted cash pursuant to debt covenants). We funded the purchase of Orion Power with a $2.9 billion credit facility and $41 million of cash on hand. For further discussion, see note 5(a) to our Form 10-K/A and note 6 to our interim financial statements.

  Cash Provided by (Used in) Financing Activities

     Net cash used in financing activities during the three months ended March 31, 2003 changed by $3.2 billion compared to the same period in 2002, primarily due to an increase in short-term borrowings of $2.9 billion used to fund the acquisition of Orion Power in February 2002 and the $350 million prepayment of the senior revolving credit facility made in connection with the refinancing in March 2003 (see note 10 to our interim financial statements). In addition, during the three months ended March 31, 2003, we incurred financing costs of $131 million related to the March 2003 refinancing.

CONSOLIDATED FUTURE USES AND SOURCES OF CASH AND CERTAIN FACTORS IMPACTING FUTURE USES AND SOURCES OF CASH

     Our liquidity and capital requirements are affected primarily by our results of operations, capital expenditures, debt service requirements, working capital needs and collateral requirements. We expect to complete the construction of new generation facilities that are in progress; however, the refinanced and new credit facilities entered into in March 2003 restrict the construction of any new generation facilities in the future. Maintenance of plants will continue to include costs necessary to operate the plants safely, including necessary environmental expenditures. We will evaluate opportunities to enter retail electric markets for large commercial, industrial and institutional customers, in particular, in regions in which we have electric generating facilities and capacity. Subject to restrictions in our March 2003 credit facilities, we may buy or acquire mass market customers in ERCOT. We expect our capital requirements to be met with cash flows from operations, borrowings under our senior secured revolving credit facilities and proceeds from one or more debt and equity offerings, securitization of assets and other borrowings. We believe that our current level of cash and borrowing capability, along with our future anticipated cash flows from operations, will be sufficient to meet the existing operational and collateral needs of our business for the next 12 months. Subject to restrictions in our March 2003 credit facilities, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell assets, obtain additional credit facilities or other financings and/or issue additional equity or convertible instruments. For additional discussion regarding our capital commitments, see note 14(f) to our Form 10-K/A.

     Generating Projects. As of March 31, 2003, we had four generating facilities under construction. We expect to complete three of these facilities in the second half of 2003 and the fourth facility in 2004. Total estimated cost of constructing these facilities is $2.3 billion. As of March 31, 2003, we had incurred $1.8 billion in construction costs, property, plant and equipment and spare parts inventory on these projects, which was funded from equity and debt. We were constructing three of these facilities under construction agency agreements through off-balance sheet special purpose entities. We consolidated these special purpose entities effective January 1, 2003 upon the adoption of FIN No. 46. We expect to spend approximately an additional $432 million in order to complete these facilities. For more information regarding the construction agency agreements, see note 13(a) to our interim financial statements.

     Environmental Expenditures. We anticipate spending up to $132 million in capital and other special project expenditures from 2003 through 2007 for environmental compliance, totaling approximately $35 million, $35 million, $14 million, $23 million and $25 million in 2003, 2004, 2005, 2006 and 2007, respectively. In
addition, we expect to spend $22 million for the remainder of 2003 through 2007 for pre-existing conditions and remediations, which are recorded as liabilities in our consolidated balance sheet as of March 31, 2003.

     Texas Genco Option. In connection with the separation of our businesses from those of CenterPoint, CenterPoint granted us an option to purchase all of the shares of capital stock of Texas Genco owned by CenterPoint in January 2004. We will make our decision with respect to whether or not to exercise the option based on the exercise price of the option, market conditions, available financing and our due diligence investigation of Texas Genco. If we elect to exercise our purchase option, our March 2003 credit facilities would require us to fund the purchase obligation solely with proceeds from permitted asset sales, including our European energy operations, proceeds from subordinated debt and equity offerings, a limited recourse acquisition financing and/or borrowings at Texas Genco (or its intermediate holding company). If we are not able to realize such proceeds, we do not expect that we will be able to exercise the option. If we do not exercise the option, we will need to continue to contract with Texas Genco or others to meet some of our retail supply obligations. For additional information regarding this option to purchase CenterPoint's interest in Texas Genco, see note 4(b) to our Form 10-K/A.

     Mid-Atlantic Assets Lease Obligation. In August 2000, we entered into separate sale-leaseback transactions with each of the three owner-lessors for our applicable interests in three generating stations, which we acquired as part of the REMA acquisition. For additional discussion of these lease transactions, see notes 5(b) and 14(a) to our Form 10-K/A.

     Other Operating Lease Commitments. For a discussion of other operating leases, see note 14(a) to our Form 10-K/A.

     Other Commodity Commitments. For a discussion of other commodity commitments, see note 14(f) to our Form 10-K/A.

     Payment to CenterPoint. To the extent that our price to beat for electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity, we may be required to make a payment to CenterPoint in 2004. As of March 31, 2003, our estimate for the payment related to residential customers is between $160 million and $190 million, with a most probable estimate of $175 million. For additional information regarding this payment, see note 13(b) to our interim financial statements and note 14(e) to our Form 10-K/A.

     Naming Rights to Houston Sports Complex. In October 2000, we acquired the naming rights for a football stadium and other convention and entertainment facilities included in the stadium complex. Starting in 2002 and continuing through 2032, we pay $10 million each year for annual advertising under this agreement. For additional information on the naming rights agreement, see note 14(f) to our Form 10-K/A.

  Other Future Uses and Sources of Cash and Certain Factors Impacting Future Uses and Sources of Cash

     During 2002, many factors negatively impacted us. These factors included weaker pricing for electric energy, capacity and ancillary services, coupled with a narrowing of the spark spread in the United States; market contraction, reduced volatility and reduced liquidity in the gas and power trading markets in the United States and Northwest Europe; downgrades in our credit ratings to below investment grade by each of the major rating agencies; various legal and regulatory investigations and proceedings (see note 13(d) to our interim financial statements); reduced market confidence in our financial reporting in light of our restatements and amendments; reduced access to capital and increased demands for collateral in connection with our trading, hedging and commercial obligations; the decline in market prices of our common stock; and continued weakness in the United States economy generally. Certain of these factors are discussed in more detail below.

     Future acquisitions and development projects are restricted under our credit facilities. Although we are required to dedicate a substantial portion of our cash flows to payments on our debt, we currently expect to be able to complete the four generation facilities currently under construction, as well as to meet our currently anticipated capital expenditure and working capital needs without additional funding; however, we do have the ability to borrow additional funds, subject to certain restrictions in our March 2003 credit facilities, to fund our future capital expenditure and working capital needs.

     We may need external financing to fund capital expenditures, including capital expenditures necessary to comply with air emission regulations or other regulatory requirements. If we are unable to obtain outside financing to meet our future capital requirements due to restrictions in our March 2003 credit facilities or on terms that are acceptable to us, our financial condition and future results of operations could be materially adversely affected. In order to meet our future capital requirements, we may increase the proportion of debt in our overall capital structure (subject to restrictions in our credit facilities) or we may need to issue equity or convertible instruments, thereby diluting the interests of current shareholders. Increases in our debt levels may further adversely affect our credit ratings thereby further increasing the cost of our debt. In addition, the capital constraints currently impacting our industry may require additional future indebtedness to include terms and/or pricing that is more restrictive or burdensome than those of our current indebtedness and refinancings in March 2003. This may negatively impact our ability to operate our business, or severely restrict or prohibit distributions from our subsidiaries.

     As a result of our March 2003 refinancing, our interest expense will increase substantially. The exact amount of the increase is difficult to estimate and will depend on a variety of factors, some of which are not within our control, such as prevailing interest rates. However, a comparison of the LIBOR interest rate margins under our Orion acquisition term loan (which was included in our March 2003 refinancing) and our March 2003 senior secured term loans illustrates the possible magnitude of the interest expense increase. The interest rate margin over LIBOR was initially 2% for the Orion acquisition term loan and is 4% for the March 2003 senior secured term loans, equivalent to an interest expense difference of $20 million annually for each $1 billion of principal amount. For additional information concerning our March 2003 refinancing and the facilities that were refinanced, including applicable principal amounts and interest rates, see note 10 to our interim financial statements.

     Our March 2003 credit facilities are payable or the commitments terminate as follows:

DATE                                                    PAYMENT REQUIRED
----                                                    ----------------
Earlier of closing of the Texas Genco
  acquisition if we elect to exercise the
  option or December 15, 2004............   Senior priority revolving credit facility
                                            must be repaid and commitment terminates
May 15, 2006.............................   $500 million of senior secured term loans
                                            must be repaid or have been reduced by
                                            certain prepayments
March 15, 2007...........................   Remaining senior secured term loans and
                                            senior secured revolving credit facility
                                            must be repaid and all commitments
                                            terminate

     In addition, under our March 2003 credit facilities, certain warrants issued to our lenders would vest, and we would be required to pay our lenders certain fees, if we do not, on or before the dates set forth below, repay our senior secured term loans and/or permanently reduce the commitment under our senior secured revolving credit facility in the aggregate paydown/reduction amounts set forth below. The fees set forth below are a percentage of the unpaid senior secured term loans and the commitment in effect under the senior secured revolving credit facility, in each case as of the date indicated. The warrants set forth below are exercisable for shares of our common stock.

                                                         AGGREGATE
DATE                                                 PAYDOWN/REDUCTION   FEES   WARRANTS
----                                                 -----------------   ----   ---------
March 31, 2003.....................................              --        --   7,835,894(1)
May 14, 2004.......................................    $0.5 billion      0.50%         --
May 16, 2005.......................................    $1.0 billion      0.75%  6,268,716(2)
May 15, 2006.......................................    $2.0 billion      1.00%  6,268,716(2)

---------------

(1) These warrants vested upon closing of our March 2003 credit facilities.

(2) These warrants vest only if we fail to satisfy the indicated aggregate paydown/reduction amount on or before the indicated date.

     The exercise prices of the warrants are based on average market prices of our common stock during specified periods in proximity to the refinancing date. The warrants that vested in March 2003 are exercisable until August 2008 and the remaining warrants are exercisable for a period of five years from the date they become vested.

     Our ability to arrange debt and equity financing and our cost of capital are dependent on the following factors, without limitation:

     - general economic and capital market conditions;

     - acceptable credit ratings;

     - credit availability and access to liquidity from banks and access to the capital markets;

     - the success of our retail energy and wholesale energy segments' operations;

     - market expectations regarding the price to beat and regulation of our retail energy segment's business in Texas;

     - investor, supplier and customer confidence in us, our competitors and peer companies and our wholesale power markets;

     - market expectations regarding our future earnings and probable cash flows;

     - market perceptions of our ability to access capital markets on reasonable terms;

     - provisions of relevant tax and securities laws;

     - impact of lawsuits, investigations and other proceedings;

     - successful completion of the four generation facilities currently under construction;

     - market expectations of whether or not we are likely to incur additional debt in order to exercise the Texas Genco option; and

     - successful execution of our planned sale of our European energy operations.

     Our March 2003 credit facilities restrict our ability to take specific actions without the consent of our lenders, even if such actions may be in our best interest. Subject to certain exceptions designed to allow for the execution of our business plans in the ordinary course, these restrictions limit our ability to, among other things:

     - incur additional liens or make additional negative pledges on our assets;

     - merge, consolidate or sell our assets;

     - issue additional debt or engage in sale and leaseback transactions;

     - pay dividends, repurchase capital stock or prepay other debt;

     - make investments or acquisitions;

     - engage in construction or development activities in respect of power plants;

     - enter into transactions with affiliates, except on an arm's length basis;

     - make capital expenditures;

     - materially change our business;

     - amend our debt and other material agreements in certain respects;

     - issue and sell subsidiary capital stock; and

     - engage in certain types of trading activities.

  Refinancings of Credit Facilities in March 2003

     During March 2003, we refinanced our (a) $1.6 billion senior revolving credit facilities, (b) $2.9 billion 364-day Orion acquisition term loan and (c) $1.425 billion construction agency financing commitment, and we obtained a new $300 million senior priority revolving credit facility. The refinancing combined the existing credit facilities into a $2.1 billion senior secured revolving credit facility, a $921 million senior secured term loan, and a $2.91 billion senior secured term loan. The refinanced credit facilities mature in March 2007. The $300 million senior priority revolving credit facility matures on the earlier of the closing of the Texas Genco acquisition if we elect to exercise our option or December 15, 2004. For further discussion of this refinancing, see note 10 to our interim financial statements.

  Credit Facilities, Bonds and Notes

     As of March 31, 2003, we had $9.3 billion in committed credit facilities, bonds and notes of which $768 million was unused. As of March 31, 2003, letters of credit outstanding under these facilities aggregated $682 million and borrowings aggregated $7.8 billion. As of March 31, 2003, $175 million of our committed credit facilities are to expire by March 31, 2004. For a discussion of the refinancing and amendments of certain of these committed credit facilities in March 2003, see note 10 to our interim financial statements.

     Currently, we are satisfying our capital requirements and other commitments primarily with cash from operations, cash on hand and borrowings available under our credit facilities. The following table summarizes our credit capacity, cash and cash equivalents and current restricted cash at March 31, 2003:

                                                               RELIANT    ORION
                                                     TOTAL    RESOURCES   POWER    OTHER
                                                     ------   ---------   ------   -----
                                                                (IN MILLIONS)
Total committed credit.............................  $9,270    $6,433     $2,105   $732
Outstanding borrowings.............................   7,820     5,125      2,018    677
Outstanding letters of credit......................     682       585         47     50
                                                     ------    ------     ------   ----
Unused borrowing capacity..........................     768(1)     723        40(1)    5
Cash and cash equivalents..........................     388        48         18    322
Current restricted cash(2) Orion MidWest...........     177        --        164     13
                                                     ------    ------     ------   ----
Total..............................................  $1,333    $  771     $  222   $340
                                                     ======    ======     ======   ====

---------------

(1) As discussed in notes 10 and 13(g) to our interim financial statements, $5 million of the unused capacity relates to Liberty's working capital facility and for the term of the waiver from the lenders, Liberty has agreed it will not make draws on the working capital facility.

(2) Current restricted cash includes cash at certain subsidiaries that is restricted by financing agreements, but is available to the applicable subsidiary to use to satisfy certain of its obligations.

  Restricted Cash

     All of our operations are conducted by our subsidiaries. Our cash flow and our ability to service parent-level indebtedness when due is dependent upon our receipt of cash dividends, distributions or other transfers from our subsidiaries. The terms of some of our subsidiaries' indebtedness restrict their ability to pay dividends or make restricted payments to us in some circumstances. For information regarding restricted cash and the related credit facilities, see notes 2(l) and 9(a) to our Form 10-K/A.

  Credit Ratings

     As of May 1, 2003 our unsecured credit ratings are as follows:

DATE ASSIGNED            RATING AGENCY            RATING      RATING DESCRIPTION
-------------            -------------            ------      ------------------
November 25, 2002......  Moody's                  B3          Review for possible
                                                              downgrade
April 2, 2003..........  Standard & Poor's        B           CreditWatch Developing
April 1, 2003..........  Fitch                    CCC+        Rating Watch Positive

     We expect to approach the rating agencies in the near future to seek ratings of our March 2003 credit facilities and an update to the ratings for our senior unsecured obligations. We are not able to estimate what these ratings will be.

     As of May 1, 2003, the REMA lease certificates were rated B by Standard & Poor's and B3 by Moody's. The ratings remain on "CreditWatch Developing" and "review for possible downgrade", respectively. As of May 1, 2003, the Moody's senior unsecured debt rating for Orion Power was B3. The rating remains on "review for possible downgrade." Standard & Poor's senior unsecured debt and corporate ratings for Orion Power were CCC+ and B, respectively. These ratings remain on "CreditWatch Developing."

     We cannot assure that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agencies. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

     We have been adversely impacted by our previous downgrade to sub-investment grade in connection with certain commercial agreements and certain bank facilities. The commercial arrangements primarily include: (a) commercial contracts and/or guarantees related to our wholesale and retail trading, marketing, risk management and hedging activities and (b) surety bonds and contractual obligations related to the development and construction or refurbishment of power plants and related facilities. Certain bank facilities contain provisions whereby our interest rate margins are affected by our credit ratings. Due to the various downgrades, we have incurred additional interest expense.

     In most cases, the consequences of rating downgrades are limited to the requirement by our counterparties that we provide credit support to them in the form of a pledge of cash collateral, a letter of credit or other similar credit support. In addition, certain of our retail electricity contracts with large commercial, industrial and institutional customers in the retail energy segment permit the customers to terminate their contracts once our unsecured debt ratings fall below investment grade or if our ratings are withdrawn entirely by a rating agency. As of May 1, 2003, no retail contracts have been terminated pursuant to these terms. In light of the credit rating downgrades, we are working with our various commercial counterparties to minimize the disruption to our normal commercial activities and to reduce the magnitude of the collateral we must post in support of our obligations to such counterparties.

     In connection with our domestic commercial operations, as of May 1, 2003, we have posted cash collateral of $335 million and letters of credit of $240 million from Reliant Resources' facilities. Of these letters of credit, $15 million are issued under a cash-secured, revolving letter of credit facility initiated on January 29, 2003, see note 10 to our interim financial statements. In addition, we have posted cash collateral related to commercial operations of $9 million and letters of credit of $27 million from Orion Power subsidiary facilities. In support of financings, we have issued additional letters of credit of $305 million from Reliant Resources' facilities and $67 million from subsidiary facilities. Based on current commodity prices, we estimate that as of May 1, 2003, we could be required to post additional collateral of up to $447 million related to our domestic operations. This estimate could increase based on changes to commodity prices. As of May 1, 2003, we had $353 million in unrestricted cash and cash equivalents and $578 million available under committed corporate facilities. Factors which could lead to an increase in our actual posting of collateral include adverse changes in our industry or negative reactions to additional credit rating downgrades or the secured nature of the March 2003 credit facilities.

     We believe that our current level of cash and borrowing capability, along with our future anticipated cash flows from operations, will be sufficient to meet the liquidity needs of our business for the next twelve months. Under certain unfavorable commodity price scenarios, however, it is possible that we could experience inadequate liquidity.

     In addition, we have been involved in certain commercial activities (including long-term sales of electric energy or capacity from our generating facilities) that prospectively may not be feasible due to our current credit and liquidity situation, among other factors. The credit downgrades have also resulted in more limited access to creditworthy counterparties with which to transact and the need to make commercial concessions with counterparties as an inducement for them to do business with us. Given these factors, we have reduced the level of our trading, marketing and hedging activities, which may result in a potential reduction and greater volatility in future earnings.

  Other Sources and Uses of Cash and Factors Impacting Cash

     Sale of our European Energy Operations. In February 2003, we signed an agreement to sell our European energy operations to Nuon, a Netherlands-based electricity distributor. Upon consummation of the sale, we expect to receive cash proceeds from the sale of approximately $1.2 billion (Euro 1.1 billion). We intend to use the cash proceeds from the sale first to prepay the Euro 600 million bank term loan borrowed by RECE to finance a portion of the original acquisition costs of our European energy operations. The maturity date of the credit facility, which originally was scheduled to mature in March 2003, has been extended (see note 16 to our interim financial statements). If we exercise the option to acquire Texas Genco in 2004, we intend to use the remaining cash proceeds of approximately $0.5 billion (Euro 0.5 billion) to partially fund the exercise of this option. However, if we elect not to exercise the option, we must use the remaining cash proceeds to prepay debt. The Dutch competition authority approval is needed for the sale to occur. No assurance can be given that we will obtain the necessary approval or that it will be obtained in a timely manner. For further discussion of the sale, see note 16 to our interim financial statements.

     Generating Capacity Auction Line of Credit. On October 1, 2002, our retail energy segment, through a subsidiary, entered into a master power purchasing contract with Texas Genco covering, among other things, our purchases of capacity and/or energy from Texas Genco's generating facilities. In connection with the March 2003 refinancing, this contract has been amended to grant Texas Genco a security interest in the accounts receivable and related assets of certain retail energy segment subsidiaries, the priority of which is subject to certain permitted prior financing arrangements, and the junior liens granted to the lenders under the March 2003 refinancing. In addition, many of the covenant restrictions contained in the contract were removed in the amendment.

     California Trade Receivables and the FERC Refunds. As of March 31, 2003, we were owed total receivables, including interest, of $221 million (net of estimated refund provision) by the Cal ISO, the Cal PX, the CDWR and California Energy Resources Scheduler for energy sales in the California wholesale market during the fourth quarter of 2000 through March 31, 2003. As of March 31, 2003, we had an $18 million pre-tax credit provision against these receivable balances. From April 1, 2003 through May 1, 2003, we have collected $19 million of these receivable balances. For additional information regarding these receivables and uncertainties in the California wholesale market, see note 13(e) to our interim financial statements.

     Counterparty Credit Risk. For a discussion of our counterparty credit risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Trading and Marketing Operations."

     Receivables Facility Covenant Violation. For discussion of a covenant violation under the receivables facility, see note 14 to our interim financial statements.

     Liberty Electric Generating Station Contingency. The output of the Liberty Station is contracted under a tolling agreement between LEP, a wholly-owned indirect subsidiary of Orion Power, and PGET for a term of approximately 14 years, with an option to extend at the end of the term. Liberty and LEP have received a waiver from the lenders under the Liberty credit facility from the requirement that they enforce all of their respective rights under the tolling agreement. In return for this waiver, Liberty and LEP have agreed that for the term of the waiver, they would not be able to make draws on the working capital facility that is available under the Liberty credit facility. The current waiver expires on June 30, 2003. There is no assurance that Liberty and LEP will be able to receive any waiver extension. For information regarding this tolling agreement, issues related to the financing of the Liberty Station and other related contingencies, including foreclosure concerns, see note 13(g) to our interim financial statements.

     Reliant Energy Desert Basin Contingency. REDB sells capacity to SRP under a long-term power purchase agreement. We guarantee certain of REDB's obligations under the power purchase agreement. As a result of our credit downgrade to below investment grade by two major ratings agencies, SRP has requested performance assurance in the form of cash or a letter of credit from REDB under the power purchase agreement and from Reliant Resources under the guarantee. Under the power purchase agreement and guarantee, the total amount of performance assurance cannot exceed $150 million. For information regarding REDB's obligations, our related guarantee and other related contingencies, see note 13(f) to our interim financial statements.

     Other Items. For other items that may affect our future cash flows from operations, see our Form 10-K/A.

OFF-BALANCE SHEET TRANSACTIONS

     Construction Agency Agreements. In 2001, we, through several of our subsidiaries, entered into operative documents with special purpose entities to facilitate the development, construction, financing and leasing of three power generation projects. As of December 31, 2002, we did not consolidate the results of the special purpose entities in our consolidated financial statements. Effective January 1, 2003, upon the adoption of FIN No. 46, we began consolidating these special purpose entities. For information regarding these transactions and the refinancing in March 2003, see notes 10 and 13(a) to our interim financial statements.

     Receivables Facility Agreement. In July 2002, we entered into a receivables facility arrangement with a financial institution to sell an undivided interest in accounts receivable from residential and small commercial retail electric customers under which, on an ongoing basis, the financial institution will invest a maximum of $125 million for its interest in such receivables. Pursuant to this receivables facility, we formed a QSPE as a bankruptcy remote subsidiary. For additional information regarding this transaction, see note 14 to our interim financial statements.

     REMA Sales/Leaseback Transactions. In August 2000, we entered into separate sale/leaseback transactions with each of the three owner-lessors for our interests in three generating stations acquired in the REMA acquisition. For additional discussion of these lease transactions, see note 14(a) to our Form 10-K/A.

         NEW ACCOUNTING PRONOUNCEMENTS, SIGNIFICANT ACCOUNTING POLICIES
                       AND CRITICAL ACCOUNTING ESTIMATES

NEW ACCOUNTING PRONOUNCEMENTS

     For discussion regarding new accounting pronouncements that impact us, see note 2 to our interim financial statements.

SIGNIFICANT ACCOUNTING POLICIES

     For discussion regarding our significant accounting policies, see note 2 to our Form 10-K/A.

CRITICAL ACCOUNTING ESTIMATES

     For discussion regarding our critical accounting estimates, see our Form 10-K/A.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MARKET RISK

     We are exposed to various market risks. These risks arise from transactions entered into in the normal course of business and are inherent in our consolidated financial statements. Most of the revenues, results of operations and cash flows from our business activities are impacted by market risks. Categories of market risks include exposures primarily related to commodity prices through trading and marketing activities and non-trading activities and interest rates.

     In March 2003, we decided to exit our proprietary trading activities and liquidate, to the extent practicable, our proprietary positions. Although we are exiting the proprietary trading business, we have existing positions, which will be closed as economically feasible or in accordance with their terms. We will continue to engage in hedging activities and commercial transactions related to our electric generating facilities, pipeline storage positions and fuel positions of our wholesale energy segment and energy supply costs related to our retail energy segment.

     Given our current credit and liquidity situation and other factors, we have reduced the level of our marketing and hedging activities, which could result in greater volatility in future earnings. Additionally, the reduction in market liquidity may impair the effectiveness of our risk management procedures and hedging strategies. These and other factors may adversely impact our results of operations, financial condition and cash flows. For further discussion of our current liquidity situation and related impacts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition" in this Form 10-Q.

     We seek to monitor and control our trading risk exposures through a variety of processes and committees. For additional information, see "Quantitative and Qualitative Disclosures About Market Risk -- Risk Management Structure" in Item 7A to our Form 10-K/A.

TRADING MARKET RISK

     We primarily assess the risk of our trading and marketing positions using a value at risk method, in order to maintain our total exposure within authorized limits. Value at risk is the potential loss in value of trading positions due to adverse market movements over a defined time period within a specified confidence level. We utilize the parametric variance/covariance method with delta/gamma approximation to calculate value at risk, which relies on statistical relationships to describe how changes in commodity and commodity derivatives prices can affect a portfolio of instruments with different characteristics and market exposures. The delta/gamma approximation captures most of the effects of option price risk in the portfolio.

     The following table presents the daily value at risk for substantially all of our trading and marketing positions for the three months ended March 31, 2002 and 2003 based on a 95% confidence level and primarily a one day holding period for natural gas and petroleum products and holding periods of 1 to 20 days based on the risk profile of the portfolio for power products:

                                                              MARCH 31,   MARCH 31,
                                                                2002        2003
                                                              ---------   ---------
                                                                  (IN MILLIONS)
As of March 31, 2002 and 2003...............................     $22         $10
Three months ended March 31, 2002 and 2003:
  Average...................................................      18          11
  High......................................................      27          35
  Low.......................................................      14           6

     The following chart sets forth the daily value at risk for substantially all of our trading energy contracts for 2002 and the three months ended March 31, 2003 (in millions):

                                    [GRAPH]

     02-Jan-02      26.676463      1st Qtr '02
     03-Jan-02      24.183479
     04-Jan-02      22.375085
     07-Jan-02      20.874790
     08-Jan-02      20.389015
     09-Jan-02      20.113118
     10-Jan-02      20.706310
     11-Jan-02      19.643538
     14-Jan-02      19.054364
     15-Jan-02      18.666571
     16-Jan-02      17.029784
     17-Jan-02      16.611236
     18-Jan-02      16.001698
     22-Jan-02      15.523630
     23-Jan-02      15.288009
     24-Jan-02      14.019594
     25-Jan-02      15.665395
     28-Jan-02      15.537976
     29-Jan-02      15.980875
     30-Jan-02      14.813176
     31-Jan-02      16.049377
     01-Feb-02      16.124895
     04-Feb-02      16.447596
     05-Feb-02      16.656026
     06-Feb-02      15.981168
     07-Feb-02      16.244402
     08-Feb-02      15.950182
     11-Feb-02      16.345235
     12-Feb-02      17.081628
     13-Feb-02      16.620573
     14-Feb-02      16.960932
     15-Feb-02      15.962251
     19-Feb-02      14.835315
     20-Feb-02      16.331560
     21-Feb-02      15.737517
     22-Feb-02      15.697600
     25-Feb-02      15.884714
     26-Feb-02      15.887319
     27-Feb-02      15.708853
     28-Feb-02      16.467322
     01-Mar-02      16.592633
     04-Mar-02      16.376445
     05-Mar-02      16.806287
     06-Mar-02      16.998659
     07-Mar-02      17.717750
     08-Mar-02      17.724912
     11-Mar-02      17.273979
     12-Mar-02      18.281390
     13-Mar-02      20.323490
     14-Mar-02      20.417681
     15-Mar-02      22.933827
     18-Mar-02      23.399913
     19-Mar-02      20.688638
     20-Mar-02      20.129720
     21-Mar-02      21.020971
     22-Mar-02      25.269167
     25-Mar-02      23.228581
     26-Mar-02      17.096848
     27-Mar-02      19.100329
     28-Mar-02      21.832720
     01-Apr-02      21.051432      2nd Qtr '02
     02-Apr-02      20.676584
     03-Apr-02      21.337720
     04-Apr-02      22.628859
     05-Apr-02      21.530983
     08-Apr-02      19.340756
     09-Apr-02      19.088772
     10-Apr-02      17.453627
     11-Apr-02      17.284762
     12-Apr-02      15.830253
     15-Apr-02      15.759115
     16-Apr-02      16.658741
     17-Apr-02      16.228374
     18-Apr-02      18.093093
     19-Apr-02      15.180074
     22-Apr-02      15.599693
     23-Apr-02      18.496613
     24-Apr-02      17.003877
     25-Apr-02      15.300660
     26-Apr-02      14.168602
     29-Apr-02      19.011957
     30-Apr-02      20.492216
     01-May-02      28.631690
     02-May-02      27.479368
     03-May-02      21.847182
     06-May-02      20.649981
     07-May-02      21.612589
     08-May-02      17.620122
     09-May-02      16.206207
     10-May-02      15.986801
     13-May-02      16.535656
     14-May-02      16.420909
     15-May-02      18.236031
     16-May-02      16.986908
     17-May-02      16.315261
     20-May-02      14.851919
     21-May-02      15.922760
     22-May-02      14.505834
     23-May-02      14.641230
     24-May-02      14.705981
     27-May-02      14.705981
     28-May-02      13.356193
     29-May-02      13.822162
     30-May-02      13.824232
     31-May-02      13.467221
     03-Jun-02      13.521729
     04-Jun-02      13.429241
     05-Jun-02      13.934472
     06-Jun-02      14.283001
     07-Jun-02      14.322935
     10-Jun-02      13.249175
     11-Jun-02      12.255051
     12-Jun-02      12.249443
     13-Jun-02      13.842798
     14-Jun-02      13.572789
     17-Jun-02      15.831342
     18-Jun-02      15.699607
     19-Jun-02      15.766643
     20-Jun-02      15.605657
     21-Jun-02      15.871673
     24-Jun-02      15.698299
     25-Jun-02      15.813871
     26-Jun-02      15.777534
     27-Jun-02      18.657763
     28-Jun-02      19.310591
     01-Jul-02      17.845688      3rd Qtr '02
     02-Jul-02      20.881125
     03-Jul-02      18.208877
     08-Jul-02      18.463888
     09-Jul-02      17.941777
     10-Jul-02      17.881900
     11-Jul-02      18.284067
     12-Jul-02      17.281151
     15-Jul-02      16.925226
     16-Jul-02      17.909412
     17-Jul-02      17.706488
     18-Jul-02      17.701477
     19-Jul-02      18.135451
     22-Jul-02      17.754845
     23-Jul-02      17.598463
     24-Jul-02      17.922393
     25-Jul-02      17.243224
     26-Jul-02      17.165637
     29-Jul-02      19.274172
     30-Jul-02      18.842591
     31-Jul-02      18.585233
     01-Aug-02      18.141710
     02-Aug-02      17.526211
     05-Aug-02      15.310580
     06-Aug-02      14.583524
     07-Aug-02      14.810409
     08-Aug-02      14.452090
     09-Aug-02      17.565959
     12-Aug-02      17.185761
     13-Aug-02      17.992094
     14-Aug-02      17.214079
     15-Aug-02      17.218585
     16-Aug-02      17.007816
     19-Aug-02      16.519377
     20-Aug-02      16.317792
     21-Aug-02      16.363601
     22-Aug-02      16.341898
     26-Aug-02      16.366858
     27-Aug-02      16.413519
     28-Aug-02      15.926125
     29-Aug-02      16.201293
     30-Aug-02      17.101937
     03-Sep-02      17.150755
     04-Sep-02      16.562920
     05-Sep-02      19.305027
     06-Sep-02      19.402914
     09-Sep-02      19.861933
     10-Sep-02      19.586210
     11-Sep-02      20.373849
     12-Sep-02      19.613558
     13-Sep-02      18.915578
     16-Sep-02      19.892541
     17-Sep-02      18.720839
     18-Sep-02      17.781622
     19-Sep-02      17.927942
     20-Sep-02      17.388962
     23-Sep-02      16.827296
     24-Sep-02      16.486522
     25-Sep-02      18.250878
     26-Sep-02      17.248238
     27-Sep-02      17.906490
     30-Sep-02      16.416469
     01-Oct-02      17.282030      4th Qtr '02
     02-Oct-02      16.460289
     03-Oct-02      17.439790
     04-Oct-02      18.988561
     07-Oct-02      19.253919
     08-Oct-02      18.253868
     09-Oct-02      17.680351
     10-Oct-02      16.405394
     11-Oct-02      15.474757
     14-Oct-02      13.475569
     15-Oct-02      15.021409
     16-Oct-02      15.733008
     17-Oct-02      14.630044
     18-Oct-02      14.612656
     21-Oct-02      14.344752
     22-Oct-02      14.252179
     23-Oct-02      14.576717
     24-Oct-02      14.165244
     25-Oct-02      13.694244
     28-Oct-02      12.409130
     29-Oct-02      12.599202
     30-Oct-02      13.209448
     31-Oct-02      13.263924
     01-Nov-02      12.835306
     04-Nov-02      12.639991
     05-Nov-02      12.353904
     06-Nov-02      12.635204
     07-Nov-02      10.814411
     11-Nov-02      11.086840
     12-Nov-02      11.028671
     13-Nov-02      10.603895
     14-Nov-02      10.090517
     15-Nov-02      10.390872
     18-Nov-02      10.282267
     19-Nov-02      11.928633
     20-Nov-02      12.587072
     21-Nov-02      12.431696
     22-Nov-02      11.931329
     25-Nov-02      11.607350
     26-Nov-02      12.492052
     27-Nov-02      11.674227
     02-Dec-02      12.647935
     03-Dec-02      10.877963
     04-Dec-02      11.031449
     05-Dec-02      10.728842
     06-Dec-02      11.194168
     09-Dec-02      11.188438
     10-Dec-02      11.045463
     12-Dec-02      13.014498
     13-Dec-02      14.659574
     16-Dec-02      16.970943
     17-Dec-02      17.114697
     18-Dec-02      17.750687
     19-Dec-02      20.161740
     20-Dec-02      19.450170
     23-Dec-02      18.739486
     26-Dec-02      18.516200
     27-Dec-02      17.543454
     30-Dec-02      17.104278
     31-Dec-02      17.497605
     02-Jan-03       7.654723      1st Qtr '03
     03-Jan-03      10.683250
     06-Jan-03      10.005378
     07-Jan-03       7.934425
     08-Jan-03       7.648760
     09-Jan-03       6.527508
     10-Jan-03       6.597464
     13-Jan-03       7.943082
     14-Jan-03       8.218462
     15-Jan-03       8.261003
     16-Jan-03       9.035497
     17-Jan-03       8.367825
     20-Jan-03       8.617217
     21-Jan-03       8.622302
     22-Jan-03       8.721972
     23-Jan-03       8.485828
     24-Jan-03       8.480923
     27-Jan-03       8.371762
     28-Jan-03       8.601506
     29-Jan-03       8.322424
     30-Jan-03       8.378693
     31-Jan-03       7.954905
     03-Feb-03       7.902610
     04-Feb-03       7.744612
     05-Feb-03       7.615945
     06-Feb-03       7.768556
     07-Feb-03       8.276072
     10-Feb-03       8.309436
     11-Feb-03       7.784863
     12-Feb-03       7.064942
     13-Feb-03       6.726549
     14-Feb-03       6.406174
     18-Feb-03       5.798544
     19-Feb-03       7.141499
     20-Feb-03       6.982162
     21-Feb-03       7.192427
     24-Feb-03       6.649992
     25-Feb-03      14.173641
     26-Feb-03      24.286814
     27-Feb-03      35.419761
     28-Feb-03      26.952549
     03-Mar-03      27.223976
     04-Mar-03      21.570271
     05-Mar-03      16.016121
     06-Mar-03      14.622353
     07-Mar-03      15.155995
     10-Mar-03      14.429342
     11-Mar-03      13.966493
     12-Mar-03      14.902683
     13-Mar-03      13.870525
     14-Mar-03      14.136402
     17-Mar-03      13.849757
     18-Mar-03      12.855575
     19-Mar-03      12.198487
     20-Mar-03      11.983648
     21-Mar-03      11.820056
     24-Mar-03      11.912188
     25-Mar-03      10.845397
     26-Mar-03      10.889862
     28-Mar-03      10.817717
     31-Mar-03      10.347316

     During the three months ended March 31, 2003, average value at risk exposure was lower compared to the full year in 2002 due to certain power marketing activities in ERCOT related to our retail energy segment no longer being accounted for on a mark-to-market method of accounting. Lower overall trading volumes during the three months ended March 31, 2003 due to the decline in proprietary trading also contributed to a reduction in value at risk. The increase in value at risk during February 2003 was due to volatility in the natural gas market.

     We have included the following value at risk calculations in response to the CCRO best practices issued in November 2002 with respect to our trading and marketing contracts based on the assumptions proposed by the CCRO disclosures as denoted below for the three months ended March 31, 2003 (in millions):

95% confidence level, ten-day holding period, two-tailed:
  As of March 31, 2003......................................  $12
  Three months ended March 31, 2003:
     Average................................................   13
     High...................................................   42
     Low....................................................    7
99% confidence level, one-day holding period, two-tailed:
  As of March 31, 2003......................................  $ 4
  Three months ended March 31, 2003:
     Average................................................    4
     High...................................................   12
     Low....................................................    2

NON-TRADING MARKET RISK

     We assess the risk of our non-trading derivatives using a sensitivity analysis method.

     Commodity Price Risk. Derivative instruments, which we use as economic hedges, create exposure to commodity prices, which, in turn, offset the commodity exposure inherent in our businesses. The stand-alone commodity risk created by these instruments, without regard to the offsetting effect of the underlying exposure these instruments are intended to hedge, is described below. The sensitivity analysis performed on our non-trading energy derivatives measures the potential loss in earnings based on a hypothetical 10% movement in energy prices. A decrease of 10% in the market prices of energy commodities from their March 31, 2003 levels would have decreased the fair value of our non-trading energy derivatives by $63 million.

     The following table sets forth our power generation operations hedging information estimated over the next three years as of March 31, 2003:

                                                             REMAINDER OF
                                                                 2003       2004   2005
                                                             ------------   ----   ----
Estimated plant output hedged(1)(3)........................      41.9%      27.7%  16.0%
Estimated plant fuel requirements hedged(2)(3).............      42.4%      28.1%  21.3%

---------------

(1) Estimated plant output hedged represents the portion of MWhs of future net generating capacity of our power generation facilities to be sold under existing contracts.

(2) Estimated plant fuel requirements hedged represents the portion of estimated future fuel requirements of our power generation facilities based on MMbtu equivalents and net generating capacity to be purchased under existing contracts.

(3) Trading and non-trading activities related to our power generation facilities (owned or leased) are included in the calculations.

     Interest Rate Risk. We have issued long-term debt and have obligations under bank facilities that subject us to the risk of loss associated with movements in market interest rates.

     Our floating-rate obligations aggregated $7.2 billion at March 31, 2003, excluding the book value of the warrants outstanding of $15 million. If the floating interest rates were to increase by 10% from March 31, 2003 rates, our interest expense would increase by a total of $2.8 million each month in which such increase continued.

     At March 31, 2003, we had issued fixed-rate debt to third parties aggregating $557 million, excluding Liberty's fixed-rate debt of $165 million. As of March 31, 2003, the fair values of these debt instruments, excluding Liberty's fixed rate debt, were $442 million. These instruments are fixed-rate and, therefore, do not expose us to the risk of loss in earnings due to changes in market interest rates. However, the fair value of these instruments, excluding Liberty's fixed-rate debt, would increase by $29 million if interest rates were to decline by 10% from their rates at March 31, 2003.

     As of March 31, 2003, we have interest rate swap contracts with an aggregate notional amount of $1.1 billion that fix the interest rate applicable to floating rate short-term debt and floating rate long-term debt. These swaps could be terminated at a cost of $126 million at March 31, 2003. These derivative instruments qualify for hedge accounting under SFAS No. 133 and the periodic settlements are recognized as an adjustment to interest expense in the results of operations over the term of the related agreement. A decrease of 10% in the March 31, 2003 level of interest rates would increase the cost of terminating the interest rate swaps by $8 million. For information regarding the accounting for these interest rate derivative instruments, see notes 8 and 10 to our interim financial statements.

     During January 2003, we purchased three-month LIBOR interest rate caps to hedge our future floating rate risk associated with various credit facilities. We have hedged $4.0 billion for the period from July 1 to December 31, 2003, $3.0 billion for 2004 and $1.5 billion for 2005. The interest rate caps had a market value of $12 million at March 31, 2003. These derivative instruments qualify for hedge accounting under SFAS No. 133. A decrease of 10% in the March 31, 2003 level of interest rates would cause the market value of the interest rate caps to decline by $3 million. For information regarding the accounting for these interest rate derivative instruments, see notes 8 and 10 to our interim financial statements.